SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ADVANCED MICRO DEVICES, INC.

(Name of Registrant as Specified In Its Certificate)

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ADVANCED MICRO DEVICES, INC.

ONE AMD PLACE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088-3453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2008 Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the Lakeway Resort and Spa, 101 Lakeway Drive, Austin, Texas, on Thursday, May 8, 2008. The meeting will start at 9 a.m. CDT. At the meeting, we will ask you to:

•	Elect nine directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•	Transact any other business that properly comes before the meeting.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials (Notice) instead of a paper copy of our 2008 proxy statement and our 2007 Annual Report on Form 10-K (2007 Annual Report). We mailed the Notice on or about March 19, 2008. The Notice contains instructions on how to access our proxy statement and 2007 Annual Report and vote online. The Notice also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card. We believe that this new process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our 2008 Annual Meeting of Stockholders.

By Order of the Board of Directors,

HARRY A. WOLIN

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE PROMPTLY. YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE. IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

ADVANCED MICRO DEVICES, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	In accordance with the rules adopted by the Securities and Exchange Commission (SEC or Commission), commonly referred to as “Notice and Access,” instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials by providing access to the documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice Regarding the Availability of Proxy Materials (the Notice) was mailed to our stockholders on or about March 19, 2008. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our 2008 Annual Meeting of Stockholders (Annual Meeting) on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

2.	Q: WHY AM I RECEIVING THESE MATERIALS?

A:	Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting, which will take place on May 8, 2008. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the items described in this proxy statement.

3.	Q: WHAT INFORMATION IS IN THE NOTICE?

A:	The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

4.	Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made by the Board of Directors of Advanced Micro Devices, Inc. We have retained Georgeson Stockholder Communications, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, including Georgeson’s fee, which we expect to be approximately $8,500.

5.	Q: WHEN WERE MATERIALS MAILED TO STOCKHOLDERS?

A:	On or about March 19, 2008, we mailed the Notice containing instructions on how to access our proxy materials and vote online. The proxy statement was first mailed to stockholders who requested a printed version on or about March 21, 2008.

6.	Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	The election of directors to serve on our Board of Directors; and

•	The appointment of our independent registered public accounting firm for the current fiscal year.

7.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Board recommends that you vote:

•	FOR each of the director nominees; and

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

8.	Q: WHO IS ENTITLED TO VOTE?

A:	Stockholders as of the close of business on March 10, 2008, the record date for our Annual Meeting, are entitled to vote on all items properly presented at the Annual Meeting. On the record date, approximately 606,168,282 shares of our common stock were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of AMD, located at One AMD Place, M/S 68, Sunnyvale, California, from the Assistant Corporate Secretary of the Company and at 5204 E. Ben White Blvd., M/S 562, Austin, Texas, 78741 from the Corporate Secretary of the Company, in each case at least ten days before the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

9.	Q: IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?

A:	If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or via a toll-free telephone number, by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail. If you requested a printed version of these materials and received a paper copy of the proxy card by mail, complete and properly sign each proxy card you received and return it to us in the prepaid envelope. It will be voted by one of the individuals indicated on the card—your “proxy”- as you direct. If you return your signed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees and FOR the ratification of the appointment of our independent registered public accounting firm. For additional information on broker discretionary voting, please see Question 15 below.

10.	Q: WHO CAN ATTEND THE ANNUAL MEETING?

A:	Only stockholders as of the close of business on March 10, 2008, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker to the Annual Meeting showing that you were the direct or indirect (“beneficial”) owner of the shares on March 10, 2008 to attend the meeting.

11.	Q: CAN I VOTE AT THE MEETING?

A:	Yes. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on March 10, 2008.

12.	Q: CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

13.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:	If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a letter from the broker showing that you were the beneficial owner of your shares on March 10, 2008.

14.	Q: WHAT IS A “QUORUM”?

A:	For the purposes of the Annual Meeting, a “quorum” is a majority of the outstanding shares. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you voted on the Internet, by telephone or by properly submitting a proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

15.	Q: WHAT IS BROKER “DISCRETIONARY” VOTING?

A:	Under the rules of the New York Stock Exchange, or NYSE, if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors and the ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

16.	Q: HOW ARE MATTERS PASSED OR DEFEATED?

A:	The nine director nominees will be elected if each of them receives a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast. Each incumbent director has submitted a written resignation to the Board that will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board. Ratification of the appointment of our independent registered public accounting firm must receive affirmative votes from more than 50 percent of the shares that are voted. An abstention has the same effect as a vote AGAINST this proposal.

17.	Q: WHO WILL COUNT THE VOTES?

A:	Proxies will be tabulated by Broadridge Financial Solutions, Inc. (Broadridge) formerly known as ADP-ICS.

18.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second fiscal quarter of 2008.

19.	Q: IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Broadridge to tabulate and certify the vote and (2) as required by law. However, comments written on the proxy card may be forwarded to management. In that case, your identity may not be kept confidential.

20.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED ON THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

A:	We do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is presented at the Annual Meeting, your proxy gives authority to Hector de J. Ruiz, our Chief Executive Officer, and Harry A. Wolin, our Senior Vice President, General Counsel and Corporate Secretary, to vote on such matters at their discretion.

21.	Q: WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING DUE?

A:	Under the SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2009 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Advanced Micro Devices, Inc., 5204 E. Ben White Blvd., M/S 562, Austin, Texas, 78741 on or before November 20, 2008. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2009 Annual Meeting, an additional notice of any nomination or proposal must be received by us between February 7, 2009 and March 9, 2009. If our 2009 Annual Meeting is not within 30 days of May 8, 2009, to be timely, the notice by the stockholder must not be later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2009 Annual Meeting was made or the notice of the meeting was mailed. The public announcement of an adjournment or postponement of the 2009 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. More information on our bylaws is included in this proxy statement beginning on page 7, including a description of the information that must be included in the stockholder notice.

22.	Q: WILL YOU WEBCAST THE ANNUAL MEETING?

A.	Yes. The Annual Meeting will be webcast live. You can access it by going to our Investor Relations Web site at: www.amd.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our Web site for a period of time after the meeting.

ITEM 1—ELECTION OF DIRECTORS

Effective May 24, 2007, in accordance with our bylaws, our Board of Directors increased the authorized number of directors from seven to eight. Effective November 1, 2007, in accordance with our bylaws, our Board of Directors increased the authorized number of directors from eight to nine. Nine directors will be elected at the Annual Meeting. All directors are elected annually and serve a one-year term until the next Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors accepted, the following nine persons as nominees for election to the Board: Dr. Hector de J. Ruiz, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Bruce L. Claflin, Mr. Frank M. Clegg, Ms. H. Paulett Eberhart, Mr. Derrick R. Meyer, Mr. Robert B. Palmer and Mr. Morton L. Topfer. All of the nominees are currently directors of AMD. Mr. Caldwell was initially appointed to our Board as a result of our acquisition of ATI Technologies Inc. on October 25, 2006. Mr. Clegg was appointed to our Board effective May 24, 2007, and was recommended to our Board by a third-party search firm.

The Board of Directors expects all nominees named below to be available for election. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise. Directors are strongly encouraged to attend annual meetings of our stockholders, and we expect all of our current Board member nominees to be present at the 2008 Annual Meeting. All of the Board member nominees set forth in our 2007 Proxy Statement were present at the 2007 Annual Meeting.

The experience and background of each of the nominees follow:

Dr. Hector de J. Ruiz—Dr. Ruiz, 62, has been a director since 2000. Dr. Ruiz is currently our Chairman of the Board and Chief Executive Officer. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Dr. Ruiz was appointed Chairman in April 2004. Before joining AMD, Dr. Ruiz served as President of the Motorola, Inc. Semiconductor Products Sector since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and, from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz is a member of the Board of Directors of Eastman Kodak Company.

Dr. W. Michael Barnes—Dr. Barnes, 65, has been a director since 2003. Dr. Barnes served as Senior Vice President and Chief Financial Officer of Rockwell International Corporation (Rockwell), a diversified NYSE company, from 1991 until his retirement in 2001. Dr. Barnes joined Collins Radio Company (Collins) in 1968 as a member of the corporate operations research staff. Collins was acquired by Rockwell in 1973, and Dr. Barnes held various management positions at Rockwell until 1991. He was named a distinguished alumnus by the Texas A&M University College of Engineering in 1992, is a member of the Texas A&M University Chancellor’s Century Council and is on the university’s Engineering Advisory Board. Dr. Barnes is a member of the Board of Directors of MetroPCS Communications, Inc.

John E. Caldwell—Mr. Caldwell, 58, has been a director since October 2006. Mr. Caldwell is currently a member of the Board of Directors and Chief Executive Officer of SMTC Corporation, an electronics manufacturing services company, and has held these positions since October 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board, from October 2002 to September 2003 and in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001. Mr. Caldwell was a director of ATI Technologies Inc. until October 25, 2006, when we acquired ATI. Currently he is a director of Faro Technologies, Inc., a producer of three dimensional manufacturing measurement systems, IAMGOLD Corporation, a mid-tier gold producer, and Rothmans Inc., a tobacco company.

Bruce L. Claflin—Mr. Claflin, 56, has been a director since 2003. Mr. Claflin was President, Chief Executive Officer, and a member of the Board of Directors of 3Com Corporation (3Com), a provider of voice and data networking products and services, from January 2001 until he retired in 2006. He joined 3Com as President and Chief Operating Officer in August of 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, sales and marketing, for Digital Equipment Corporation (Digital). Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin is a member of the Board of Directors of Ciena Corporation.

Frank M. Clegg—Mr. Clegg, 53, has been a director since May 2007. Since February 2005, Mr. Clegg has been a member of the Board of Directors of Indigo Books and Music, a Canadian book retailer. He has been Chairman of Navantis, Inc., a provider of IT software solutions and services since October 2005. From 1991 to 1996 and from 2000 to 2005, Mr. Clegg was the President of Microsoft Canada. From 1996 to 2000, Mr. Clegg was Vice President, Central U.S. and Canada Region, for Microsoft.

H. Paulett Eberhart—Ms. Eberhart, 54, has been a director since 2004. Ms. Eberhart is President and Chief Executive Officer of Invensys Process Systems, a provider of products, service and solutions for the automation and optimization of plant operation in the process industries. Before joining Invensys Process Systems in January 2007, Ms. Eberhart was the President—Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company, from 2003 until she retired from EDS in 2004. Ms. Eberhart had been an employee of EDS since 1978. Prior to serving as President—Americas, Ms. Eberhart was the Senior Vice President—EDS and President—Solutions Consulting. From 2001 to 2002, Ms. Eberhart served as the Senior Vice President, Information Solutions, U.S. and from 1999 to 2001 as the Senior Vice President, Information Solutions, Southwest Region. In 1998, she was the Senior Vice President, Finance. She was a member of the Board of Directors of AT Kearney, a subsidiary of EDS. Between 1978 and 1998, Ms. Eberhart served in various management positions in the area of Finance at EDS. Ms. Eberhart served as the chair of the Political Action Committee for EDS and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. Ms. Eberhart is a member of the Board of Directors of Anadarko Petroleum Corporation.

Derrick R. Meyer—Mr. Meyer, 46, has been a director since November 2007. Mr. Meyer is our President and Chief Operating Officer. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President of our Computation Products Group. Mr. Meyer became our Executive Vice President of our Computation Products Group in 2004 and was named President and Chief Operating Officer of the Microprocessor Solutions Sector in April 2005. He was promoted to President and Chief Operating Officer in January 2006. Before joining us, Mr. Meyer was employed by Digital beginning in 1986 and by Intel Corporation from 1983 to 1986.

Robert B. Palmer—Mr. Palmer, 67, has been a director since 1999. Mr. Palmer was the Chairman and Chief Executive Officer of Digital from 1995 until his retirement in 1998. Mr. Palmer was appointed Chief Executive Officer and President of Digital in October 1992. From 1985 to 1992, Mr. Palmer served in various executive positions at Digital. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (UTC), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. Mr. Palmer is on the Board of Trustees of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization.

Morton L. Topfer—Mr. Topfer, 71, has been a director since February 2005. Mr. Topfer is the Managing Director of Castletop Capital L.P., an investment firm that focuses on private equity and real estate investments. Before forming Castletop Capital in 2002, Mr. Topfer was Vice Chairman of Dell Computer Corporation (Dell),

counselor to Dell’s Chief Executive Officer and a member of Dell’s office of the Chief Executive Officer. Before joining Dell in 1994, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Before joining Motorola in 1971, Mr. Topfer spent 11 years with RCA Laboratories in various research and development and management positions. Mr. Topfer serves on the Board of Directors of Measurement Specialties, Inc.

Consideration of Stockholder Nominees for Director

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates to serve on our Board. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at the 2009 Annual Meeting must be a stockholder of record when they give us notice, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2009 Annual Meeting, the notice must be delivered between February 7, 2009 and March 9, 2009. However, if our 2009 Annual Meeting is not within 30 days of May 8, 2009, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2009 Annual Meeting was made or the day the notice of the 2009 Annual Meeting is mailed. The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock of AMD owned beneficially or of record by him or her;

•	any other information required by the SEC to be disclosed in a proxy statement; and

•

a statement whether he or she, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation that will become effective upon the occurrence of both (A) the failure to receive the required vote for re-election at the next meeting and (B) acceptance of the resignation by the applicable committee of the Board.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	their names and addresses;

•	the class and number of shares of stock owned beneficially and of record by them;

•

a description of any arrangements or understandings between the stockholder giving notice and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•

a representation as to whether they are part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of AMD’s outstanding capital stock required to elect the nominee and/or solicit proxies in support of the nomination; and

•	any other information that would be required by the SEC to be included in a proxy statement.

The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described below in the description of the Nominating and Corporate Governance Committee on page 10. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with our Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, 5204 E. Ben White Blvd., M/S 562, Austin, Texas 78741 or send an email to Corporate.Secretary@amd.com. Our Corporate Secretary will forward all these communications to our lead independent director.

Your Board of Directors unanimously recommends that you vote “FOR” the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will vote “FOR” the proposed nominees.

CORPORATE GOVERNANCE

The Board of Directors has adopted Principles of Corporate Governance (the Principles) to address significant corporate governance issues. The Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Principles and reporting and recommending any changes to the Principles to the Board of Directors.

The Principles provide that a substantial majority of the members of the Board must meet the criteria for independence as required by applicable law and the listing standards of the NYSE. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also independently review our relationship to any entity employing a director or on which the director serves as a member of the Board of Directors. Our Board of Directors has determined that all directors who served during our 2007 fiscal year and all of our director nominees, other than Dr. Ruiz and Mr. Meyer, are independent in accordance with SEC and NYSE rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the directors in his or her service on our Board of Directors or the Audit Committee.

On February 8, 2007, the Board of Directors approved an amendment to our bylaws to change the plurality vote standard for the election of directors to a majority vote standard with respect to uncontested elections. The standard requires each director to receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. Each incumbent director has submitted a written resignation to the Board which will be effective if he/she does not receive a majority of the votes cast and the resignation is accepted by the Board.

The Board of Directors has adopted a code of ethics that applies to all directors and employees entitled, “Worldwide Standards of Business Conduct,” which we designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws, fair dealing, protecting AMD property and confidentiality of AMD information and encourages the reporting of any behavior not in accordance with the Worldwide Standards of Business Conduct.

The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

Each of the Committees described below has adopted a charter, which has been approved by the Board of Directors. You can access our bylaws, the latest Committee Charters, the Principles, the Worldwide Standards of Business Conduct and the Code of Ethics on the Investor Relations Web page of our Web site at www.amd.com, by writing to us at Corporate Secretary, AMD, 5204 E. Ben White Blvd., M/S 562, Austin, Texas, 78741, or emailing us at Corporate.Secretary@amd.com. We will provide you with this information free of charge. Please note that information contained on our Web site is not incorporated by reference in, or considered to be a part of, this document.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held nine regularly scheduled and special meetings during fiscal 2007. All directors attended at least 75 percent of the meetings of the Board of Directors in 2007. Mr. Clegg joined the Board in May 2007 and attended all of the meetings held during the remainder of 2007. Mr. Meyer joined the Board in November 2007 and attended all of the meetings held during the remainder of 2007. The Board has Audit, Nominating and Corporate Governance, Compensation and Finance Committees. The members of the Committees and their Chairs are selected by the Nominating and Corporate Governance Committee and then appointed by the Board annually. In 2007, the Board of Directors reappointed Mr. Robert Palmer as the lead independent director of the Board of Directors. In that capacity, Mr. Palmer chairs executive sessions of the non-management directors, which are held at regularly scheduled sessions, and the meetings of the Nominating and Corporate Governance Committee. Sessions of the non-management directors were held five times in 2007.

Audit Committee.    The Audit Committee consists of Ms. H. Paulett Eberhart, as Chair, Dr. W. Michael Barnes, Mr. Bruce L. Claflin and Mr. Morton L. Topfer, each of whom was determined by the Board of Directors to be financially literate and “independent” under the applicable SEC and NYSE rules. All members of the Audit Committee are qualified to be designated as “audit committee financial experts.” However, the Board of Directors determined that only Ms. Eberhart would be designated to be an “audit committee financial expert.” The Audit Committee held fourteen meetings during 2007. The Audit Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance of our internal audit function. The Audit Committee is also directly responsible for the appointment, independence, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our senior management, our financial, legal and internal audit personnel, and with our independent registered public accounting firm, which has free access to the Audit Committee. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee and “dotted-line” to our Chief Financial Officer and serves a staff function for the Audit Committee. All members of the Audit Committee attended at least 75 percent of the meetings of the Audit Committee in 2007.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Robert B. Palmer, as Chair, Dr. W. Michael Barnes, Mr. John E. Caldwell, Mr. Bruce L. Claflin, Ms. H. Paulett Eberhart and Mr. Morton L. Topfer, each determined by the Board of Directors to be “independent” under the applicable SEC and NYSE rules. Dr. Leonard Silverman served as a member until his resignation from the Board of Directors effective May 3, 2007. The Nominating and Corporate Governance Committee met five times in 2007. The Nominating and Corporate Governance Committee met once during 2008 to consider nominees for the 2008 Annual Meeting and other corporate governance matters. The Nominating and Corporate Governance Committee assists the Board in discharging its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of corporate governance guidelines and principles, including the Principles, and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee retains a search firm for the purpose of obtaining information regarding potential candidates for Board membership. In evaluating candidates to determine if they are qualified to become Board members, the Nominating and Corporate Governance Committee looks principally for the following attributes: personal and professional character, integrity, ethics and values; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; expertise in an area of our operations; communications and interpersonal skills; and practical and mature business judgment. The Nominating and Corporate Governance Committee also evaluates Board members’ and nominees’ service on the Board of other public companies. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were proposed by stockholders. All members of the Nominating and Corporate Governance Committee attended at least 75 percent of the meetings of the Nominating and Corporate Governance Committee in 2007.

Compensation Committee.    The Compensation Committee consists of Mr. Bruce L. Claflin, as Chair, Mr. Robert B. Palmer and Mr. Morton L. Topfer, each determined by the Board to be “independent” under the applicable SEC and NYSE rules. Dr. Leonard Silverman served as a member from April 28, 2005 until his resignation from the Board of Directors, effective May 3, 2007. Upon Dr. Silverman’s retirement from the Board of Directors in May 2007 and following Mr. Topfer’s re-election to the Board, Mr. Topfer joined the Compensation Committee. During 2007, the Compensation Committee met six times. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our executive officers and members of the Board. In consultation with management, the Board and the Compensation Committee’s compensation consultant, the Compensation Committee designs, recommends to the Board for approval and evaluates employment, severance and change of control agreements with executive officers and our compensation plans, policies and programs. The Compensation Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the Company’s strategic goals and with the interests of our stockholders. All members of the Compensation Committee attended at least 75 percent of the meetings of the Compensation Committee in 2007.

Finance Committee.    The Finance Committee consists of Dr. W. Michael Barnes, as Chair, Ms. H. Paulett Eberhart. and Mr. John E. Caldwell. During 2007, the Finance Committee met eight times. The Finance Committee assists the Board by reviewing and making recommendations to the Board about our financial affairs and policies and the nature and structure of major financial commitments. All members of the Finance Committee attended at least 75 percent of the meetings of the Finance Committee in 2007.

DIRECTORS’ COMPENSATION AND BENEFITS

The table below summarizes the compensation paid by us to non-employee directors for serving as directors for the fiscal year ended December 29, 2007.

2007 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2),(3)		Option Awards(2),(3)		All Other Compensation		Total
W. Michael Barnes	$84,200		$171,125	(4)	$290,395	(4)	$0		$545,720
John E. Caldwell	$67,000		$45,331	(4)	$136,441	(4)	$0		$248,772
Bruce L. Claflin	$83,000		$171,125	(4)	$290,395	(4)	$0		$544,520
Frank M. Clegg(5)	$37,917		$37,092		$0		$0		$75,009
H. Paulett Eberhart	$94,200		$171,125	(4)	$301,114	(4)	$0		$566,439
James D. Fleck(6)	$21,418	(6)	$45,331	(7)	$136,441	(7)	$0		$203,190
Robert B. Palmer	$87,000		$171,125	(4)	$290,395	(4)	$0		$548,520
Leonard M. Silverman(8)	$21,667		$0		$290,395		$11,429	(8)	$323,491
Morton L. Topfer	$73,000		$135,993	(4)	$344,933	(4)	$0		$553,926

(1)	Consists of the annual retainer, additional fees for directors who chair a Board committee and attendance fees, where applicable.
(2)	The amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. The actual value realized from these awards, if any, will only be recognized by our directors upon the earlier of vesting of the award or the occurrence of events described under “Acceleration of Vesting,” below, and for Messrs. Barnes, Claflin and Palmer and Ms. Eberhart, also upon retirement. The actual value will fluctuate depending upon the price of AMD’s common stock. Instead, the dollar value reflected in the table above is the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. The compensation expense reflects equity awards granted between 2004- 2007, and the related expense over each award’s service period. No stock option awards were forfeited by any of our non-employee directors in fiscal 2007. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2007 regarding the assumptions underlying the valuation of equity awards.
(3)	The aggregate number of stock awards (which consisted solely of restricted stock units (RSUs)) and the aggregate number of option awards outstanding at December 29, 2007 end were as follows:

Name	RSUs Outstanding as of December 29, 2007	Option Awards Outstanding as of December 29, 2007
W. Michael Barnes	12,500	103,710
John E. Caldwell	12,500	50,000
Bruce L. Claflin	12,500	117,500
Frank M. Clegg	12,500	0
H. Paulett Eberhart	12,500	72,224
James D. Fleck	12,500	50,000
Robert B. Palmer	12,500	107,890
Leonard M. Silverman	0	114,167
Morton L. Topfer	12,500	75,000

(4)	In May 2007, we amended our Outside Directors Equity Compensation Policy to, among other things, provide that all of a non-employee director’s equity awards would become fully vested upon retirement if the non-employee director served as a member of the Board for at least three years prior to the date of retirement and satisfied our equity ownership guidelines. Because Messrs. Barnes, Claflin and Palmer and Ms. Eberhart were retirement-eligible as of December 29, 2007, the compensation expense under SFAS 123R set forth above includes the compensation expense associated with the unvested portion of all their equity awards. The original vesting schedule of these awards is through 2010. For Messrs. Caldwell, Clegg and Topfer, the compensation expense under SFAS 123R for their equity awards is recognized over the shorter of either: (i) the period through the first date that they are retirement-eligible, or (ii) the original vesting schedule of the equity award. For Messrs. Caldwell and Topfer, the 2007 SFAS 123R compensation expense reflected above is higher than what it would have been had the compensation expense been recognized over the original vesting schedule.
(5)	Mr. Clegg was appointed to our Board of Directors effective May 24, 2007.
(6)	Dr. Fleck retired from our Board of Directors effective May 3, 2007. The fees of $21,418 represent the amount paid to Dr. Fleck for serving as a director. Since May 3, 2007, Dr. Fleck has been an AMD Board observer. Dr. Fleck intends to retire from this role effective May 8, 2008.
(7)	Amount shown includes compensation expense allocated to Dr. Fleck’s services to us after his retirement as a member our Board.
(8)	Dr. Silverman retired from our Board of Directors effective May 3, 2007. In gratitude and recognition of his service on our Board of Directors since 1994, we provided Dr. Silverman with a retirement gift. The cost of the gift to AMD was $11,429.

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. In order to align the long-term interests of our directors with those of stockholders, a substantial portion of director compensation is provided in the form of equity. We do not provide pension or retirement plans for non-employee directors. Our employee directors, Hector de J. Ruiz and Derrick R. Meyer, do not receive separate compensation for Board service.

Determining Director Compensation.    In 2007, Mercer (US) Inc. (Mercer) advised the Compensation Committee on a variety of compensation-related issues, including Board member compensation levels. To assist the Board in its annual review of director compensation, the Compensation Committee engaged Mercer to compile a “peer group” as benchmarks for determining Board compensation. The director peer group consists of companies within the semiconductor, graphics and technology sectors generally considered comparable to AMD. The director peer group consists of the following companies:

Agilent Technologies, Inc.	Lexmark International, Inc.
Applied Materials, Inc.	Micron Technology, Inc.
Avaya Inc.	Nvidia Corporation
Broadcom Corporation	Qualcomm Incorporated
Corning Incorporated	SanDisk Corporation
EMC Corporation	Seagate Technology LLC
Harris Corporation	Texas Instruments Incorporated
Intel Corporation

The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

Cash Retainer and Meeting Fees for Non-Employee Directors.    During fiscal year 2007, each of our non-employee directors received an annual retainer of $65,000 for serving as a director and each of the applicable fees and retainers set forth below for serving as a chair of one of the committees of the Board.

Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Lead Independent Director	$20,000
Compensation Committee	$10,000
Finance Committee	$10,000

In addition, when the Board or a committee has met more than eight times during the year, we pay an attendance fee to our non-employee directors for each additional meeting attended, in the following amounts:

Board meeting attendance	$2,000
Committee meeting attendance	$1,200

Stock Options.    Non-employee directors also participate in our 2004 Equity Incentive Plan. Prior to May 3, 2007, under a formula contained in a policy adopted by the Board, we granted initial options to purchase 50,000 shares of common stock to non-employee directors on their first election to the Board. These initial options were granted in four installments of 12,500 during the initial year of service, of which 4,166 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years. If a director was re-elected to the Board, we automatically granted annual supplemental options to purchase 25,000 shares of common stock. These annual options were granted in four installments of 6,250 during the year of re-election, of which 2,083 shares in each installment vested on the first anniversary of the first installment of the grant, with the balance vesting monthly over the next two years.

The exercise price of each option is the fair market value of our common stock on the grant date. The options expire on the earlier of ten years from the grant date or 12 months (for options granted before April 26, 2001) or 24 months (for options granted on or after April 26, 2001) following termination of a director’s service on the Board.

Restricted Stock Units.    Effective May 3, 2007, the date of our 2007 annual meeting of stockholders, our director equity compensation was revised such that non-employee directors’ initial annual equity awards are made in the form of RSUs rather than stock options. At each annual meeting of our stockholders, provided that the director has served on the Board for at least six months prior to the annual meeting, the non-employee director is granted RSUs having a value equal to $225,000 divided by the trailing average closing trading prices of our common stock for the 180-day period preceding and ending with the date of the RSU grant. The number of RSUs is limited so that in no event will each annual grant be for greater than 125% or less than 75% of the prior year’s number of granted RSUs. New non-employee directors appointed to the Board other than at an annual meeting of our stockholders become entitled to an initial RSU grant equal to the RSU grant made to each non-employee director at the immediately preceding annual meeting of our stockholders. The non-employee directors’ RSUs vest in equal one-third installments over three years from the date of grant. At a director’s election, the issuance of the underlying shares subject to the RSUs may be deferred until the termination of his or her directorship.

Acceleration of Vesting.    In the event of a change of control of AMD, all of the non-employee directors’ equity compensation awards will become fully vested. In the event of the termination of a non-employee director’s service to the Board as a result of death, disability or retirement, all of the non-employee director’s equity compensation awards will become fully vested, provided that the non-employee director served as a member of the Board for at least three years prior to the date of termination and the non-employee director satisfied our equity ownership guidelines during his or her service as a Board member.

Other Benefits.    We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as AMD site visits and sponsored events, as well as for continuing education programs. From time to time, we also invite our directors’ spouses to accompany them to our Board meetings, and we reimburse travel and incidental expenses related to their attendance.

Stock Ownership Guidelines.    Under our stock ownership guidelines in effect during 2007, each non-employee director was required to acquire and hold, within five years of the establishment of the stock ownership guidelines in 2004, or being elected to the Board, 50% of the number of shares that constituted their annual grant of stock options following re-election, 12,500 shares. In February 2008, we amended our stock ownership guidelines to increase the stock ownership requirement for non-employee directors to 15,000 shares. The time frame for compliance was extended to five years from the establishment of the new guidelines, which is the first quarter of 2013, or five years from the director’s first appointment to the Board.

PRINCIPAL STOCKHOLDERS

The following table shows each person or entity we know to be the beneficial owner of more than five percent of our common stock as of March 10, 2008.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of class(1)
Oppenheimer Funds, Inc.(2) Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281	62,395,002(2) (shared voting and shared dispositive power as to all shares)	10.29%

West Coast Hitech, L.P.(3) P.O. Box 309 GT Ugland House, South Church Street George Town Grand Cayman, Cayman Islands	49,000,000(3) (shared voting and shared dispositive power as to all shares)	8.08%

Capital World Investors(4) 333 South Hope Street Los Angeles, California 90071	42,287,620(4) (sole voting and dispositive power as to all shares)	6.98%

FMR LLC(5) 82 Devonshire Street Boston, Massachusetts 02109	39,354,745(5) (sole dispositive power as to all shares and sole voting power as to 1,813,088 shares)	6.40%

AXA(6) 25, avenue Matignon 75008 Paris, France	36,429,023(6) (sole voting power as to 32,450,216 shares; shared voting power as to 67,159 shares; sole dispositive power as to 36,362,165 shares; and, shared dispositive power as to 66,858 shares)	6.01%

Maverick Capital, Ltd.(7) 300 Crescent Court, 18th Floor Dallas, Texas 75201	33,779,082(7) (sole voting and dispositive power as to all shares)	5.57%

(1)	Based on 606,168,282 shares of common stock outstanding as of March 10, 2008.
(2)	This information is based on Amendment No. 4 of the Schedule 13G/A filed with the SEC on January 4, 2008 by Oppenheimer Funds, Inc. (Oppenheimer) and includes 40,000,000 of common stock owned by Oppenheimer Global Opportunities Fund (Oppenheimer Global). Oppenheimer is an investment advisor and disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act of 1934. Oppenheimer Global, an investment company located at 6803 S. Tucson Way, Centennial, CO, has shared dispositive and voting power over 40,000,000 shares of common stock.
(3)	This information is based on a Schedule 13G filed with the SEC on November 27, 2007 by Mubadala Development Company PJSC (Mubadala), West Coast Hitech L.P., and West Coast Hitech G.P. Ltd. pursuant to a joint filing agreement. Mubadala is a public joint stock company incorporated in the Emirate of Abu Dhabi, United Arab Emirates and is wholly-owned by the Government of the Emirate of Abu Dhabi. Mubadala disclaims beneficial ownership of all shares pursuant to Rule 13d-4 of the Exchange Act. The 49,000,000 shares are held as of record by West Coast Hitech, L.P., a Cayman Islands limited partnership of which West Coast Hitech G.P., Ltd., a Cayman Islands corporation and wholly-owned subsidiary of Mubadala, is the general partner.
(4)	This information is based on a Schedule 13G filed with the SEC on February 11, 2008 by Capital World Investors. Capital World Investors is a division of Capital Research and Management and is an investment advisor. Capital World Investors disclaims beneficial ownership of these shares. The number of shares beneficially owned by Capital World Investors includes, as of December 31, 2007, 111,015 shares resulting from the assumed conversion of $111,015,000 principal amount of our 6.00% Convertible Senior Notes due 2015.

(5)	This information is based on Amendment No. 1 of the Schedule 13G/A filed with the SEC on January 10, 2008 by FMR LLC (FMR). Fidelity Management & Research Company (Fidelity), and Edward C. Johnson 3d pursuant to a joint filing agreement. Fidelity, a wholly-owned subsidiary of FMR, is an investment advisor and the beneficial owner of 37,479,859 shares of our common stock. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 37,479,859 shares owned by the funds. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 408 shares of our common stock. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 34,300 shares of our common stock. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power and the sole power to vote or to direct the voting of 34,300 shares of common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,494,767 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 1,494,767 shares and sole power to vote or to direct the voting of 1,438,667 shares of common stock owned by the institutional accounts managed by PGATC. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 345,411 shares of our common stock. FMR and FIL are of the view that they are not required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act. FIL has sole dispositive power over 345,411 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 339,713 shares and no power to vote or direct the voting of 5,698 shares of common stock held by the International Funds.
(6)	This information is based on Amendment No. 6 of the Schedule 13G/A filed with the SEC Commission on February 14, 2008 (the AXA Schedule 13G/A) by AXA Financial, Inc.; AXA, which owns AXA Financial Inc.; and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), which as a group, control AXA. Alliance Bernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. Each of Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G/A shall not be construed as an admission that it is the beneficial owner of these securities for purposes of Section 13(d) of the Exchange Act. The AXA stock ownership, based on information provided in the AXA Schedule 13G/A, is a follows:

	(i) Deemed to have Sole Power to Vote or to Direct the Vote	(ii) Deemed to have Shared Power to Vote or to Direct the Vote	(iii) Deemed to have Sole Power to Dispose or to Direct the Disposition	(iv) Deemed to have Shared Power to Dispose or to Direct the Disposition
The Mutelles AXA, as a group	0	0	0	0
AXA	0	0	0	0
AXA Entity or Entities:
AXA Investment Managers Paris (France)	10,413	0	10,413	0
AXA Financial, Inc., a holding company 1290 Avenue of the Americas New York, New York 10104	0	0	0	0
Subsidiaries of AXA Financial, Inc.:
Alliance Bernstein L.P., an investment adviser	31,869,047	67,159	35,632,672	66,858
AXA Equitable Life Insurance Company, an insurance company and investment adviser	570,756	0	719,080	0

	32,450,216	67,159	36,362,165	66,858

(7)

This information is based on Schedule 13G filed with the SEC on February 14, 2008 by Maverick Capital. Ltd., Maverick Capital Management, LLC and Lee S. Ainslie III of 767 Fifth Ave., 11th Floor, New York, New York, 10153 pursuant to a joint filing agreement. Maverick Capital Ltd. is an investment advisor. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of March 10, 2008 by our current directors, by the nominees for election as directors, by each of our executive officers listed in the Summary Compensation Table below (Named Executive Officers) and by all of our directors and executive officers as of March 10, 2008 as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Dr. Hector de J. Ruiz(4)	4,891,566	*
Dr. W. Michael Barnes	112,640	*
John E. Caldwell	41,662	*
Bruce L. Claflin	125,830	*
Frank M. Clegg	0	*
H. Paulett Eberhart	81,720	*
Derrick R. Meyer	642,170	*
Robert B. Palmer	140,830	*
Morton L. Topfer	220,830	*
Thomas M. McCoy(5)	569,534	*
David E. Orton(6)	757,368	*
Mario A. Rivas(7)	72,727	*
Robert J. Rivet(8)	966,834	*
All directors and executive officers as a group (12 persons)	7,866,343	1.28%

*	Less than one percent
(1)	Some of the individuals may share voting power with regard to the listed shares with their spouses.
(2)	Includes beneficial ownership of the following number of shares that may be acquired because stock options are vested or will vest, or RSUs will vest, by May 9, 2008 (within 60 days of March 10, 2008) pursuant to our 2004 Equity Incentive Plan:

Shares
Dr. Hector de J. Ruiz	4,416,304
Dr. W. Michael Barnes	99,540
John E. Caldwell	29,162
Bruce L. Claflin	113,330
Frank M. Clegg	0
H. Paulett Eberhart	68,054
Derrick R. Meyer	516,444
Robert B. Palmer	103,720
Morton L. Topfer	70,830
Thomas M. McCoy	505,395
David E. Orton	726,756
Mario A. Rivas	58,642
Robert J. Rivet	887,205
All directors and executive officers as a group (12 persons)	6,868,626

(3)	Based on 606,168,282 shares of common stock outstanding as of March 10, 2008.
(4)	Includes 475,262 shares held by 2000 Ruiz Family Trust, of which Dr. Ruiz is the trustee, and 1,600,000 stock options, all of which are exercisable as of March 10, 2008, held by Ruiz Ventures L.P.
(5)	Mr. McCoy is the Executive Vice President, Legal Affairs, and Chief Administrative Officer of AMD.
(6)	Mr. Orton is the former Executive Vice President, Visual and Media Business of AMD. He resigned from this position effective July 31, 2007.
(7)	Mr. Rivas is the Executive Vice President, Computing Solutions, AMD.
(8)	Mr. Rivet is the Executive Vice President and Chief Financial Officer of AMD.

EXECUTIVE OFFICERS

The following persons were our executive officers as of March 10, 2008:

Hector de J. Ruiz—Dr. Ruiz, 62, is our Chairman of the Board of Directors and Chief Executive Officer. Dr. Ruiz joined AMD as President and Chief Operating Officer in January 2000 and became our Chief Executive Officer on April 25, 2002. Dr. Ruiz was appointed Chairman in April 2004. Before joining AMD, Dr. Ruiz served as President of the Semiconductor Products Sector of Motorola, Inc. since 1997. From 1991 to 1995, Dr. Ruiz was Senior Vice President and General Manager of Motorola’s paging and messaging businesses and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977 and from 1977 to 1991, he held various executive positions in Motorola’s Semiconductor Products Sector. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz is a member of the Board of Directors of Eastman Kodak Company.

Thomas M. McCoy—Mr. McCoy, 57, is our Executive Vice President, Legal Affairs, and Chief Administrative Officer. From 1998 to December 2003, Mr. McCoy served as our Senior Vice President, General Counsel until his appointment as Chief Administrative Officer. Mr. McCoy also served as our Secretary from 1995 until April 2003. Before his appointment as Senior Vice President, Mr. McCoy held the office of Vice President, General Counsel from 1995 to 1998. Before joining us, Mr. McCoy was with the law firm of O’Melveny and Myers where he practiced law, first as an associate and then as a partner, from 1977 to 1995.

Derrick R. Meyer—Mr. Meyer, 46, is our President and Chief Operating Officer. He is also a member of our Board of Directors since November 2007. Mr. Meyer joined AMD in 1995 and was Vice President of Engineering for the Computation Products Group before being promoted to Group Vice President, Computation Products Group in 2001. In April 2002, Mr. Meyer became an executive officer of AMD and was promoted to Senior Vice President, Computation Products Group. Mr. Meyer became our Executive Vice President, Computation Products Group in 2004 and was named President and Chief Operating Officer of the Microprocessor Solutions Sector in April 2005. He was promoted to President and Chief Operating Officer in January 2006. Before joining us, Mr. Meyer was employed by Digital Equipment Corporation beginning in 1986 and by Intel Corporation from 1983 to 1986.

Mario A. Rivas—Mr. Rivas, 53, is our Executive Vice President, Computing Solutions. Mr. Rivas joined AMD in September 2005 as Corporate Vice President, Office of Strategy Management. He was promoted to Executive Vice President and became an executive officer in December 2006. Prior to joining AMD, Mr. Rivas was Executive Vice President of Operations and member of the Executive Board of Philips Semiconductor from May 2001. During his tenure at Philips, he managed operations (foundries), assembly and testing, supply chain management, information technology and Philips’ communication business. He also served as a director of Taiwan Semiconductor Manufacturing Company, Ltd. (TSMC). Before Philips, Mr. Rivas spent 19 years at Motorola, Inc., with responsibilities in both the semiconductor and communication sectors.

Robert J. Rivet—Mr. Rivet, 53, is our Executive Vice President and Chief Financial Officer. Mr. Rivet joined us in September 2000. Before joining us, he had served as Senior Vice President and Director of Finance of the Semiconductor Products Sector of Motorola, Inc. since 1997. Mr. Rivet served in a number of positions in semiconductor operations at Motorola since 1981, after joining the company in 1976 as a senior financial analyst and senior accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during fiscal 2007, our directors and Section 16 officers complied with all Section 16(a) filing requirements, except in the following instances: (1) Dr. Hector de J. Ruiz, Mr. Derrick Meyer, Mr. Thomas McCoy, Mr. David Orton, Mr. Henri Richard, Mr. Robert Rivet, Mr. Phillip Hester, Mr. Martin Seyer and Mr. Harry Wolin did not timely file a Form 4 to report equity awards received on February 15, 2007. Late Forms 4 were filed with the SEC on behalf of the above Section 16 officers on February 26, 2007; (2) Mr. Cadieux did not timely file a Form 4 to report an RSU award received on February 15, 2007. A late Form 4 was filed with the SEC on April 4, 2007; (3) Mr. Hester did not timely file a Form 4 to report the September 16, 2007 vesting of RSUs and shares withheld by us for taxes. A late Form 4 was filed with the SEC on September 20, 2007; and (4) Mr. Wolin did not file a timely Form 4 to report the November 20, 2007 vesting of RSUs and shares withheld by us for taxes. A late Form 4 was filed with the SEC on November 26, 2007. In making the above statements, we have relied upon the written representations of our directors and Section 16 officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 29, 2007 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Equity Incentive Plan, which was approved by our stockholders, is our only equity incentive plan available for the grant of new equity awards. Outstanding options and any full value awards are not transferable for consideration.

Equity Compensation Plan Information

	Fiscal Year Ended December 29, 2007
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	31,955,144		—	34,538,280	(1)
Options	23,285,623		$17.61	—
Awards	8,669,521		—	—
Equity compensation plans not approved by stockholders	21,759,657	(2)	—	—
Options	20,198,880		$15.44	—
Awards	1,560,777	(3)	—	—

Total	53,714,801			34,538,280

(1)	Includes approximately 30,135,765 shares reserved for award under our 2004 Equity Incentive Plan and approximately 4,402,515 shares reserved for award under our 2000 Employee Stock Purchase Plan.
(2)	Includes 45,367 shares outstanding from treasury stock issued in 2002 as non-plan grants and 15,554,044 shares assumed from ATI Technologies Inc. stock plans as a result of our acquisition of ATI.
(3)	Represents awards assumed from ATI Technologies Inc. stock plans as a result of our acquisition of ATI.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee regularly reviews the alignment of the Company’s compensation programs with the strategy and needs of the business, market trends, changes in competitive practices and linkage with the interests of stockholders. Based on those reviews, the Compensation Committee makes specific decisions as well as recommendations to the Board of Directors with respect to the compensation of the Company’s officers, including base salary, annual incentives, long term incentives, and benefits and perquisites.

The Compensation Committee retained Mercer as its consultant in order to get objective, expert advice. Mercer was selected as the consultant to the Compensation Committee in 2004 after an interview process with several compensation consulting firms. The Compensation Committee evaluates Mercer on an annual basis and has found its performance to be satisfactory. In 2007, the Compensation Committee requested Mercer to advise it on a variety of compensation-related issues, including:

•	Compensation strategy development;

•	Officer pay levels;

•	Board of director pay levels;

•	Long-Term Incentive Plan (LTIP);

•	Peer group review and refinement;

•	Stock ownership guidelines for management and Board members;

•	The Compensation Discussion and Analysis report; and

•	The Compensation Committee agenda and annual calendar.

In the course of conducting its activities, Mercer attended five meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer met with management to obtain and validate data and review materials.

In order to maintain an objective external perspective, Mercer does not earn a material amount of money from services to AMD outside of its support to the Compensation Committee. In addition to input from Mercer, the Compensation Committee also considers external perspectives, feedback from human resources and input from management. Further, in 2007, Mr. Claflin attended an Executive Education Program at Harvard Business School that was dedicated to compensation committee issues.

The Compensation Committee charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Compensation Committee, and is available at www.amd.com or by contacting AMD’s Corporate Secretary. Information contained on the AMD website is not incorporated by reference in, or considered to be a part of, this document.

Compensation Program

The commentary below is intended to answer the following questions regarding AMD’s compensation programs for the Named Executive Officers set forth in the Summary Compensation Table on page 38 (Officers):

•	What are the objectives of our compensation programs?

•	What is the compensation program designed to reward?

•	What is each element of compensation?

•	Why do we choose to pay each element?

•	How do we determine the amount (and where applicable, the formula) for each element?

•	How do each element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

Pay Objectives, Philosophy and Design Principles

The Compensation Committee’s compensation philosophy is to provide compensation and benefit programs that enable us to attract, retain and motivate high caliber employees, provide significant opportunity to reward superior individual and Company performance and to support career development and succession goals.

To implement this philosophy, the Compensation Committee has established the following principles:

•	Encourage Officer equity ownership to align Officer interests with the interests of stockholders;

•	Link rewards to achievement of business objectives;

•	Provide significant rewards for significant performance and support career development and succession goals;

•	Be competitive with local market practices while maintaining a global framework;

•	Reflect a total rewards perspective, balancing fixed and variable pay; and

•	Provide an appropriate return on investment on the overall program spending.

In designing and implementing the elements of compensation for Officers, the Compensation Committee considers several foundational factors to guide specific compensation decisions.

Factor	Discussion

Competitive compensation is crucial in attracting, retaining and motivating high caliber employees.

The Compensation Committee annually reviews market compensation levels to determine whether the total compensation opportunity for its Officers remains in the targeted pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentives and long-term incentives against a peer group of high-technology companies provided by Mercer, and evaluation of published data on compensation in the high-technology industry as detailed in the Towers Perrin Compensation Databank Executive Compensation survey. Both peer groups are described below. In addition, benefits such as health benefits and the 401(k) retirement program and perquisites are regularly assessed relative to the market. The Compensation Committee also reviews our business performance as compared to our peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. Because total compensation for Officers is determined based on market compensation levels, differences in compensation among the CEO and other Officers are due to differences of compensation among similarly situated executive officers in the market.

The basis for selection of companies in the proxy peer groups included such factors as revenue, industry and competitive landscape.

•     Revenue—Peer companies should be similarly sized to AMD for appropriate compensation benchmarking.

•     Industry—Peer companies should be within similar industry sectors.

•     Competitive Landscape—Peer companies should be competing with AMD for executive talent.

The proxy peer group included:

Applied Materials Inc.	Lexmark International Inc.
Agilent Technologies Inc.	Micron Technology Inc.
Avaya Inc.	Nvidia Corp.
Broadcom Corp.	Qualcomm Incorporated
Corning Inc.	Sandisk Corp.
EMC Corp.	Seagate Technology
Harris Corp.	Texas Instruments Inc.
Intel Corp.

The Towers Perrin Compensation Databank Executive Compensation survey peer group included:

Agilent Technologies Inc.	Lexmark International Inc.
Apple Inc.	Lucent Technologies
Applied Materials Inc.	Microsoft Corporation
Avaya Inc.	National Semiconductor Corporation
CA, Inc.	NCR Corporation
Ceridian Corporation	Pitney Bowes Inc.
Electronic Data Systems Corporation	Qualcomm Incorporated
EMC Corp.	Sabre Travel Network
Emdeon Business Services	Seagate Technology
GTECH Corporation	Sun Microsystems, Inc.
Harris Corp.	Texas Instruments Inc.
IKON Office Solutions, Inc.	Unisys Corporation
Intel Corp.	Xerox Corporation
Lenovo

Mercer weighted the proxy peer group data and the Towers Perrin Compensation Databank Executive Compensation survey data peer group equally to derive the individual market data for each Officer.

Specific market positioning and other competitive reference points are discussed under each element of compensation below. References to “market” refer to the review of the proxy peer group and Towers Perrin Compensation Databank Executive Compensation survey peer group, as discussed above.

Pay-for-Performance is fundamental.

The Compensation Committee places an emphasis on “at-risk” pay, which is delivered through our annual cash bonus plan and long-term incentive equity grants. Such performance-based grants vary from year to year based on Company and individual performance.

The annual cash bonus plan links a portion of the Officers’ cash compensation to the financial performance of the Company. More details of the plan are described below under Elements of Compensation—Annual Incentive Plan.

It is our belief that equity compensation, combined with stock ownership guidelines, align the perspectives of Officers with stockholder interests. To that end, the majority of incentive compensation and total compensation in general is delivered in equity. More details of equity compensation are described below under Elements of Compensation—Long-Term Incentive Compensation.

Section 162(m) of the Internal Revenue Code (the “Code”) is a factor.	Section 162(m) of the Code limits the deductibility of non-performance based compensation paid to our CEO and any of our three other most highly compensated executive officers, other than our chief financial officer, to $1 million. In establishing total compensation for such officers, the Compensation Committee considers the effect of Section 162(m). Corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not be the sole factor used in setting the appropriate levels or modes of basic compensation, and certain compensation paid by AMD in the future may not be fully deductible under Section 162(m).

Elements of Compensation: AMD’s executive compensation program is comprised of several components. The combination and allocation of the components and the amount of each component is influenced by the role of the Officer in the Company, including scope of the job and the impact the role has on the organization, market practices, the total value of all the compensation, benefits and perquisites available to the person, past earnings and the employment contract with the CEO. The Compensation Committee reviews and considers each component for each Officer before making compensation decisions. In accordance with the Compensation Committee’s compensation philosophy, a majority of the total compensation paid to Officers is comprised of incentive compensation that is “at-risk,” or performance-based. In supporting this philosophy, there will be little or no payout unless performance goals are achieved or the stock price appreciates. The charts below depict the average pay mix for our Officers for the 2007 fiscal year based on grant value at the time of the Compensation Committee’s approval.

Performance vs. Non-Performance Based Compensation Pay Mix	Equity vs. Non-Equity Based Compensation Pay Mix

Performance based compensation includes the Annual Incentive Plan, Long-Term Incentive Plan equity awards and stock options. Non-performance based compensation includes base salary, restricted stock units and time-based vesting stock option awards.

Presented below is summary information about each pay element of compensation:

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Base Salary

Salaries are provided to Officers as compensation for day-to-day responsibilities and services to the Company and to meet the objective of attracting and retaining the talent needed to run the business.

Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment.

Base salaries are targeted at the 67th percentile of market levels to attract and retain key talent, given the highly competitive nature of AMD’s labor market.

The decision to increase Officer salaries is based on an analysis of competitive salary levels within the Company’s pay peer groups, overall company budgets, individual performance, experience and potential. The Compensation Committee annually reviews Officer performance and market compensation levels in order to determine an appropriate level of base salary for the year. In addition, the Compensation Committee considers the input of the CEO in determining appropriate base salary increases for non-CEO Officers.

At the time of the annual base salary review in 2007, no Officers received increases due to the Company’s business results.

In November 2007, Mr. Meyer received a base salary increase of approximately 22% as a result of the Compensation Committee’s evaluation of Mr. Meyer’s increased duties and responsibilities in his position as well as internal pay equity and base salaries of similarly situated executives in the market.

In 2007, car allowances paid to the Officers’ ceased, and their salaries were increased by the amount of their former car allowance.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Annual Incentive Plan (AIP)

The use of this measure is intended to focus participants on generating profitability, both through maximizing revenues and controlling costs.

The Annual Incentive Plan (AIP) is a cash-based incentive plan designed to encourage Officers and other participants to focus on short-term (annual) targets. The AIP is intended to provide a balance between fixed pay (e.g., base salary and benefits) and long-term pay (e.g., equity-based plans).

Individual incentive targets are based on the 50th percentile of the market. The annual payout is determined by the achievement of objectives over two six-month performance periods, subject to the application of negative discretion by the Compensation Committee. Officers can earn between 0% and 300% of their target opportunity based on the achievement of progressively more aggressive performance objectives.

In the first six-month performance period of 2007, Officer payouts from the AIP were based on the achievement of pre-determined operating income goals. The threshold operating income level was set at the beginning of the performance period and was $100 million. Our first half 2007 financial results were below the threshold goal.

Management and the Compensation Committee have also determined that Officers were not eligible for a payout for the second half 2007.

Due to the Company’s financial performance, no AIP payouts were made to Officers for 2007.

Long-Term Incentive Compensation: We currently utilize three types of long-term incentive programs for Officers, each having specific objectives as described below. Each of the three vehicles comprise approximately one-third of the long-term incentive value at time of grant for Officers. The target for Officer long-term incentive grants (in aggregate) is the 67th percentile of the market.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Performance- Based Restricted Stock Units (Performance- Based RSUs)

Under the AMD 2005 Long-Term Incentive Plan (LTIP), we grant Performance-Based RSUs to Officers to focus them on long-term, competitive operating results and the creation of stockholder value.

The LTIP is intended to complement the other two long-term incentive vehicles (i.e., stock options and RSUs) by providing a strong alignment between the executives and strategic goals and results.

Under the LTIP, the grant size of Performance-Based RSUs is based on consistent historical value of the LTIP at time of grant (value divided by average price over the preceding 180 days). Using the average price over the preceding 180 days provides the best estimate of the Company’s stock price at the start of the performance period and limits the exposure to day-to-day stock price volatility. The LTIP consists of overlapping three-year performance periods. A three-year performance period begins each year and ends three years later. Subsequently, a three-year performance period ends at the close of each year.

Performance-based RSUs are approved by the Compensation Committee and granted within the first 90 days of the three-year performance period, the intent of which is to ensure compliance with Section 162(m) of the Code regarding performance-based pay. Vesting of the performance-based RSUs is contingent upon achieving specific financial goals for the three-year performance period. Actual vesting of performance-based RSUs can range from 0% to 200% of the target. Goals for the 2005-2007 performance period consisted of three-year compound annual sales growth relative to the “LTIP performance peer group” (listed below) and three-year average operating income margin. The target sales growth was 4% above the aggregate of the peer companies over the three year period. The target operating income margin goal was 7%, averaged over three years. These goals apply to current cycles and the cycle that ended in 2007 (2005-2007). See LTIP Goals—Three-year performance period ending December 29, 2007 below for the financial goals associated with the 2005-2007 performance period.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

The “LTIP performance peer group” consists of the S&P 500 Semiconductor Index, which provides an external stockholder view of expected levels of performance in the semiconductor industry. This group includes:

Cypress Semiconductor Corp.

Freescale Semiconductor

Intel Corp.

LSI Logic Corp.

National Semiconductor

ST Microelectronics

Texas Instruments Inc.

For the 2005-2007 performance period, the difference between our three-year revenue annual compounded growth rate and our peer group’s three-year revenue annual compounded growth rate, or the sales growth spread, was 8.1% and our operating income margin was 3.7%. Based on these performance levels and the LTIP goals for the three-year performance period ending December 29, 2007, as shown below, the LTIP generated 1.585x target awards.

LTIP Goals – Three-year performance period ending December 29, 2007

			Sales Growth Spread
			< Threshold	Threshold	Target	Maximum
			< 0%	0%	4%	8%
Operating Income Margin	< Threshold	< 0%	0.00x	0.00x	0.00x	0.00x
	Threshold	3%	0.00x	0.25x	0.75x	1.50x
	Target	7%	0.00x	0.33x	1.00x	2.00x
	Maximum	11%	0.00x	0.41x	1.25x	2.00x

For the 2005-2007 LTIP performance period, we achieved a compounded annual sales growth of 11.5%, which resulted in an 8.1% sales growth spread when compared with a compounded annual growth rate of 3.4% for our peer group over the same time period. For comparability purposes, throughout the performance period we excluded from the sales growth calculation the revenue of our former Memory Products segment that consisted of the results of operations of our former majority-owned subsidiary, Spansion Inc. Moreover, as a result of the ATI acquisition, we only included the incremental ATI sales activity from 2006 to 2007.

In 2005, 2006, and 2007 our operating income margin was 13.9%, 10.4% and -13.3%, respectively, which resulted in a three-year average for the 2005 – 2007 LTIP performance period of 3.7%. For comparability purposes throughout the performance period, these operating results exclude the results of our former Memory Products segment, ATI acquisition related charges and stock compensation expense.

The number of performance-based RSUs that represents 1.585x target is as follows:

Dr. Ruiz	116,498
Mr. Meyer	33,285
Mr. Rivet	33,285
Mr. McCoy	22,190

Because Mr. Rivas was promoted to an executive officer in December 2006, he did not receive an LTIP equity grant for the 2005-2007 cycle. Instead, Mr. Rivas received a cash payment of $178,875 under the LTIP for this performance cycle. Because the closing stock price of our common stock on February 6, 2008, the date of the Compensation Committee meeting to certify the LTIP awards for the 2005-2007 performance period, was $6.74, while the closing price of our common stock on December 27, 2004, the beginning of the 2005-2007 performance period, was $21.90, the resulting dollar value of the awards was approximately 49% of the target grant dollar value at the beginning of the LTIP performance period. Given the decline in the price of our common stock since the commencement of the performance period, the 2005-2007 LTIP performance period payout was actually below the target dollar value set at the beginning of the 2005-2007 performance cycle.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Stock Options	The objective and role of granting stock options are to create long-term incentive and to align Officer interests with stockholders interests because there is no financial gain to an Officer unless our stock price appreciates.	Stock options are granted at 100% of the fair market value of the Company’s common stock on the date of grant. Stock options vest over three years, one-third each year, and expire after seven years.

Restricted Stock Units (RSUs)	The objective and role of RSUs are to recognize the highly cyclical nature of our business, recognize individual performance, encourage employee retention, manage dilution and provide a long-term incentive that is strongly aligned with stockholders interests, while aligning the potential value of the award to the overall AMD market value.	RSUs vest over three years, one-third each year.

Size of Stock Option and Restricted Stock Unit Awards	As noted above, performance-based RSUs are approved and granted in the first 90 days of the performance period. RSUs are approved by the Compensation Committee and granted in May while stock options are approved by the Compensation Committee in May and granted in four separate installments throughout the year with the first installment in May, allowing them to be priced throughout the year. Prior to approving the grants, the Compensation Committee conducts a thorough assessment of competitive market data (proxy peer group data and market survey data), as well as Company and executive performance. The assessment of competitive market data and Company and executive performance results in a targeted long term incentive market position. The size of the stock option and RSU award is derived from the difference between the targeted long term incentive market position and the value of the performance-based RSUs granted earlier in the year. One-half of the difference is awarded in the form of stock options. The value of the stock options is determined using the Black-Scholes valuation methodology. One-half of the difference is awarded in RSUs, using a 2.5 to 1 stock option to RSU value ratio. The stock option to RSU value ratio was based on external competitive practices.

Stock Ownership Guidelines.    The purpose of the stock ownership guidelines is to strengthen the alignment of Officer interests with stockholder interests and to increase visibility of Officer stock ownership. Through 2007, each Officer was required to acquire and hold, within five years of the establishment of the stock ownership requirements in 2004, or of becoming an Officer, 50% of the number of shares that constituted their target annual grant of stock options or other equity awards. The ownership guideline could only be satisfied by direct ownership of common shares. We have a stock trading policy that prohibits Officers from short sales and buying or selling puts or calls. Although hedging transactions are not expressly prohibited, any hedging must be accomplished in compliance with the stock trading policy. As of December 29, 2007, the CEO, Hector de J. Ruiz, and the Executive Vice President, Legal Affairs and Chief Administrative Officer, Thomas M. McCoy, were in compliance with the ownership guidelines and the other Officers were on target to meet their ownership guideline within the appropriate timeframe. In February 2008, we amended our stock ownership guidelines to include all officers subject to the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 and to increase the stock ownership requirement for these officers by 25%. Specifically, Section 16 officers with the title of Senior Vice President are required to acquire and hold 35,000 shares; Section 16 officers with the title of Executive Vice President are required to acquire and hold 78,125 shares; our President and COO is required to acquire and hold 125,000 shares and our CEO is required to acquire and hold 312,500 shares. We also extended the timeframe for compliance to five years from the establishment of the new guidelines, which is the first quarter of 2013, or five years from becoming a Section 16 officer.

Total Compensation.    In aggregate, the key elements above provide for an emphasis on performance and at-risk pay, with a significant upside based on exceptional Company and individual performance. Based on Company and individual performance, the aggregate target is between the 50th and 75th percentile of the market. Compensation decisions are normally made at the first and second Compensation Committee meetings of the fiscal year. Annual Incentive Plan and Long Term Incentive Plan awards are approved at the Compensation Committee meeting shortly after the commencement of the applicable performance period, the intent of which is to ensure compliance with Section 162(m) of the Code regarding performance-based pay. Stock option, RSU, and base salary decisions are approved at the second Compensation Committee meeting of the fiscal year, following the annual review of individual performance and competitive market data, to ensure consistency with the rest of the Company. The target aggregate value of total compensation at the time of Compensation Committee approval was within the targeted range, as described above.

Other Benefits.    We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. All United States salaried employees, including Officers, are eligible to participate in our U.S. benefit programs, which include a Section 401(k) plan (with Company matching contributions), Employee Stock Purchase Plan, health care coverage, life insurance, disability, paid time-off and paid holidays, which are targeted at the 50th percentile of the market. In addition, Officers are eligible to receive certain other benefits described below.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Deferred Compensation	The deferred compensation plan is intended to assist Officers in their retirement planning. Additionally, because the plan also provides company ‘restoration’ contributions, the deferred compensation plan is intended to restore company contributions lost due to IRS limits on the tax-qualified Section 401(k) plan.

In addition to participation in our Section 401(k) plan, Officers are eligible to participate in a nonqualified deferred compensation program, the “Deferred Income Account Plan.” The plan allows deferral of up to 50% of salary and up to 100% of commissions and bonuses into selected funds. Earnings on deferrals are based on the performance of the funds selected by participants. Officer contributions and year-end account balances for 2007 can be found in the 2007 Nonqualified Deferred Compensation table.

In the event that the Officer participates in our Deferred Income Account Plan, we make a matching contribution equal to the amount that would have been made absent the IRS limit on the covered compensation amount.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Nonqualified Defined Benefit Arrangements for CEO and CFO	The nonqualified defined benefit arrangements for Dr. Ruiz and Mr. Rivet are intended to replace former employer benefits that were forfeited upon joining AMD.

Pursuant to his employment agreement, Dr. Ruiz will receive:

(1)    the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002);

(2)    that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with the Company (not to exceed 10 years of service).

(3)    the resulting product is then reduced by any other defined benefit plan benefits he will receive, but not for social security payments. Currently, we do not maintain any defined benefit retirement plan.

Given these benefits, Dr. Ruiz’ projected level of total retirement benefits is competitive with levels among AMD’s pay peer group. Details of the CEO’s benefits and the amounts accrued are found in the 2007 Pension Benefits table. Dr. Ruiz’ employment agreement was amended and restated on December 12, 2007, primarily to ensure that certain payments to be made under the employment agreement will be exempt from or comply with the requirements of Section 409A of the Code. As amended and restated, the employment agreement gave Dr. Ruiz the opportunity to elect to have his annual retirement benefit paid in a single lump sum payment, as long as Dr. Ruiz made the election on or before December 31, 2007. Dr. Ruiz elected the single lump sum payment.

Mr. Rivet will receive a lump sum retirement benefit. The lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 % of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from AMD and his former employer. Mr. Rivet’s projected level of total retirement benefits is competitive with levels among peer group companies. Additional details of Mr. Rivet’s benefits and the amounts accrued are found in the 2007 Pension Benefits table.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Pursuant to an individual agreement, Mr. Rivet receives full vesting of his accrued retirement benefit upon the earlier of: (1) age 55; (2) termination of employment following a change in control; (3) termination other than for cause, after age 54; and (4) an event of disability.

These benefits are intended to serve as a replacement for Dr. Ruiz’ and Mr. Rivet’s arrangements with their former employer.

Post-Employment Compensation.    Post-employment compensation elements that are not offered to salaried employees in general are summarized below.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Severance Arrangements	Severance arrangements were entered into by the Company to help assure the retention of the CEO and other Officers’ experience, skills, knowledge and background for the benefit of the Company. These arrangements also reinforce and encourage continued attention and dedication to duties without the distraction arising from the possibility of a change in control of the Company and provide our business with a smooth transition in the event of a change in control of the Company. In addition, these arrangements provide the Officers with a severance amount to help financially ease their transition from the Company.

Pursuant to Dr. Ruiz’ employment agreement, which was entered into pursuant to individual negotiations with the Compensation Committee at the time of Dr. Ruiz’ initial employment with the Company, we have a severance arrangement with Dr. Ruiz. Under the agreement, Dr. Ruiz receives certain severance benefits upon termination unless the termination is for cause or is a voluntary termination without good reason. For a detailed description of Dr. Ruiz’ severance benefits please see the “Executive Compensation - Employment Agreements” section below.

We entered into an offer letter agreement with Mr. Orton that became effective upon the closing of the acquisition of ATI (Effective Date), pursuant to individual negotiations with the Compensation Committee. The offer letter agreement provides for certain severance benefits upon termination without cause or by mutual agreement within two years following the Effective Date. For a detailed description of Mr. Orton’s severance benefits please see the “Executive Compensation—Employment Agreements” section below.

Officers will receive certain incremental amounts in the event of termination of employment in connection with a change in control of the Company, as described in the “Executive Compensation—Change in Control Arrangements” section below.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

Under the Company’s 2005 Long-Term Incentive Plan, a pro-rated performance-adjusted payment is paid to Officers upon termination at the discretion of the Compensation Committee.

The Company is under no contractual obligations with respect to severance with any of the other Officers other than those described above.

Management Continuity Agreements

We entered into management continuity agreements with each of our Officers, except Dr. Ruiz and Mr. Orton, designed to encourage their continued services in the event of a change in control.

The management continuity agreements were implemented to allow for a smooth transition in the event of a change in control of the Company and to provide the Officers with a severance amount to help financially ease their transition from the Company. The management continuity agreements were implemented also to provide incentives to the Officers to execute the wishes of the Board, even in the event that the Board takes an action that may result in the elimination of the Officer’s position with the Company. We believe this structure strikes a balance between incentives and executive hiring and retention without providing the benefits to Officers who continue to enjoy employment with an acquiring company in the event of a change in control.

For purposes of Dr. Ruiz’ employment agreement and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is described in the section entitled “Executive Compensation—Change in Control Arrangements” below.

The management continuity agreements provide for termination benefits following a change in control if within two years after the change in control an Officer’s employment is terminated or the Officer is constructively discharged. In those circumstances, the Officer would receive:

•     A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•     Payment of the pro-rated amount of his accrued bonus;

•     Twelve months’ continuation of other incidental benefits; and

•     Full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock units and awards.

Pay Element	Key Objective and Role of Pay Element	Basis of Design

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit. Mr. Rivet’s individual agreement was determined pursuant to individual negotiations with the Compensation Committee at the time of his initial employment with the Company.

The terms and conditions of the management continuity agreements were reviewed by Mercer in 2006, and Mercer and the Compensation Committee determined that the agreement design, conditions, and payout amounts were appropriate and competitive within the market.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following two reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AMD’s proxy statement for its 2008 Annual Meeting.

COMPENSATION COMMITTEE

Bruce L. Claflin, Chair

Robert B. Palmer

Morton L. Topfer

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Ms. Eberhart, as Chair, Dr. Barnes, Mr. Claflin and Mr. Topfer. Each of the members of the Audit Committee is “independent,” and “financially literate,” as determined by the Board of Directors and in compliance with NYSE and SEC rules. In addition, Ms. Eberhart was designated an “audit committee financial expert,” as the Board interprets that designation. Ms. Eberhart is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants and serves on the Audit Committee of Anadarko Petroleum Corporation. She also served on the Audit Committee of Solectron, Inc.

The Audit Committee oversees our internal audit function and independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of AMD’s financial statements, AMD’s compliance with legal and regulatory requirements, the performance of our internal audit function and the independent registered public accounting firm’s qualifications, independence and performance by meeting regularly with the independent registered public accounting firm, our senior management and our internal audit, financial, and legal personnel. Management is responsible for the preparation, presentation and integrity of AMD’s financial statements. The independent registered public accounting firm is responsible for performing an audit of AMD’s annual financial statements and expressing an opinion as to the conformity of AMD’s audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed AMD’s audited financial statements for the fiscal year ended December 29, 2007 with management and Ernst & Young LLP, AMD’s independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of AMD’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in AMD’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the SEC.

The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as AMD’s independent registered public accounting firm for fiscal 2008.

AUDIT COMMITTEE

H. Paulett Eberhart, Chair

W. Michael Barnes

Bruce L. Claflin

Morton L. Topfer

EXECUTIVE COMPENSATION

The following table shows compensation information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly paid executive officers as of the end of our last fiscal year (our Named Executive Officers). The table also includes compensation information for our former Executive Vice President, Visual Media Business because he was an executive officer during 2007 and disclosure would have been provided for him if he were serving as an executive officer at the end of fiscal 2007.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)		Total ($)
(a)	(b)		(c)	(e)	(f)	(g)	(h)	(i)		(j)
Hector de J. Ruiz	2007		$1,124,000	$4,577,330	$1,328,385	$0	$981,353	$74,922	(4)	$8,085,990
Chairman and Chief Executive Officer	2006		$1,046,358	$4,190,677	$1,548,292	$2,598,750	$539,000	$326,608	(5)	$10,249,685

Robert J. Rivet	2007		$599,000	$1,355,253	$443,794	$0	$1,854,758	$21,758		$4,274,563
Executive Vice President and Chief Financial Officer	2006		$564,252	$1,116,476	$455,451	$503,125	$2,076,921	$80,809		$4,797,034

Derrick R. Meyer	2007		$695,000	$2,048,646	$534,824	$0	$0	$21,304	(6)	$3,299,774
President and Chief Operating Officer	2006		$631,071	$1,675,488	$472,506	$662,188	$0	$31,775		$3,473,028

Thomas M. McCoy	2007		$544,000	$991,887	$363,503	$0	$0	$45,244		$1,944,634
Executive Vice President, Legal Affairs and Chief Administrative Officer	2006		$541,404	$854,656	$434,465	$455,000	$0	$73,968		$2,359, 493

Mario A. Rivas	2007		$500,000	$356,959	$300,903	$178,875	$0	$12,249		$1,348,986
Executive Vice President, Computation Products Group	2006	(7)	$—	$—	$—	$—	$—	$—		$—

David E. Orton	2007		$603,129	$561,147	$374,714	$0	$0	$11,166		$1,550,156
Former Executive Vice President, Visual and Media Business	2006	(8)	$—	$—	$—	$—	$—	$—		$—

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer or the actual value that may be recognized by the Named Executive Officer with respect to these awards in the future. The actual value realized from these awards, if any, will only be recognized by a Named Executive Officer upon the earlier of vesting of the award or the occurrence of events described under “Employment Agreements” or “Change in Control Arrangements,” below. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with the provisions of SFAS 123R, but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2007 as applicable, and the related expense over each award’s service period. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2007 regarding the assumptions underlying the valuation of equity awards.
(2)	None of the amounts in this column is above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(3)	All Other Compensation includes the following amounts:

Name	Year	Car Allowance	Financial Planning (e.g., tax preparation, estate planning)	Travel by Family Member at Company Request		Matching Contributions to 401(k)	Matching Contributions under Deferred Income Account Plan	2007 Tax Gross Ups (for imputed income related to travel)		Life Insurance Premiums	Patent Awards	Security Expenses
Hector de J. Ruiz	2007	$462	$29,035	$489	(9)	$6,750	$0	$2,303	(9)	$3,811	$0	$492
	2006	$24,000	$29,283	$16,455		$6,600	$0	$20,067		$3,479	$0	$1337

Robert J. Rivet	2007	$462	$0	$801		$6,750	$11,220	$482		$1,642	$0	$401
	2006	$24,000	$0	$23,147		$6,600	$10,701	$14,482		$1,451	$0	$428

Derrick R. Meyer	2007	$462	$0	$0		$6,750	$0	$3,978		$2,104	$1,075	$0
	2006	$24,000	$0	$0		$6,600	$0	$0		$487	$688	$0

Mario A. Rivas	2007	$277	$0	$0		$6,750	$0	$0		$2,622	$2,600	$0
	2006	n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a

Thomas M. McCoy	2007	$462	$12,000	$7,014	(10)	$6,750	$9,570	$6,924	(10)	$2,524	$0	$0
	2006	$24,000	$6,000	$14,728		$6,600	$9,224	$11,501		$1,915	$0	$0

David E. Orton	2007	$0	$0	$0		$6,750	$0	$0		$4,416	$0	$0
	2006	n/a	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a

(4)	Includes $31,430 for premiums paid by us for an individual insurance policy and $150 related to an event.
(5)	Includes $196,577 for relocation expenses and $28,811 for premiums paid by us for an individual insurance policy.
(6)	Includes $6,935, which represents the value of a sales achiever’s trip attended by Mr. Meyer at AMD’s request.
(7)	Because Mr. Rivas was not a Named Executive Officer during 2006, we only included compensation information for Mr. Rivas for 2007.
(8)	Because Mr. Orton was not a Named Executive Officer during 2006, we only included compensation information for Mr. Orton for 2007. Mr. Orton resigned from the position of our Executive Vice President, Visual and Media Business, effective July 31, 2007.
(9)	During 2007, a family member accompanied Dr. Ruiz on certain business trips. Flights related to these trips were on an airplane leased by Dr. Ruiz and paid for by AMD. There was no incremental cost to AMD for these trips. Therefore, no amounts related to these trips have been included in “All Other Compensation” for Dr. Ruiz. However, for tax purposes, the imputed income to Dr. Ruiz for the flights by his family members was $3,829. Dr. Ruiz received a tax gross up for this amount of $2,303, which is included in “All Other Compensation.” In addition, the cost of meals, local transportation and services for one of the business trips paid by AMD for the family member was $489. This amount is included in “All Other Compensation” for Dr. Ruiz.
(10)	During 2007, Mr. McCoy’s spouse accompanied him on a business trip where her participation was desired by AMD. This trip consisted of a flight on a commercial airline where the $7,014 fare was paid by AMD and two flights, at no incremental cost to AMD, on an airplane leased by Dr. Ruiz and paid for by AMD. The cost to AMD of the commercial airline fare of $7,014 is included in “All Other Compensation.” The imputed income to Mr. McCoy for the commercial airline fare was $7,014 and the imputed income to Mr. McCoy for the two flights in the leased airplane was $1,852. Mr. McCoy received a tax gross up of $6,924 for the aggregate imputed income amount of $8,866. The tax gross up payment amount is included in “All Other Compensation.”

2007 NONQUALIFIED DEFERRED COMPENSATION

The following table shows certain information for the Officers under the Deferred Income Account Plan for the 2007 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Hector de J. Ruiz	$0	$0	$0	$0	$0
Robert J. Rivet	$236,223	$11,220	$92,707	$0	$2,525,754
Derrick R. Meyer	$0	$0	$21,595	$0	$270,036
Thomas M. McCoy	$266,500	$9,570	$42,463	$0	$2,125,559
Mario A. Rivas	$0	$0	$0	$0	$0
David E. Orton	$0	$0	$0	$0	$0

(1)	Of the amounts shown, $60,129 for Mr. Rivet and $39,000 for Mr. McCoy are included in the “Salary” column of the 2007 Summary Compensation Table; the remaining amounts shown represent non-equity incentive compensation earned in fiscal year 2006 that would have been paid to the Officer during fiscal year 2007 if it had not been deferred under the Deferred Income Account Plan.
(2)	These amounts are included in the 2007 Summary Compensation Table in the “All Other Compensation” column.
(3)	None of the earnings in this column is included in the 2007 Summary Compensation Table because they were not preferential or above market.
(4)	Of the amounts shown, $86,504 for Mr. Rivet, and $39,000 for Mr. McCoy were reported in the “Salary” column of the 2006 Summary Compensation Table.

We maintain a non-qualified deferred compensation plan, the Deferred Income Account Plan (DIA), formerly named the Executive Investment Account Plan, which allows eligible employees, including Officers, to voluntarily defer receipt of a portion of their salary and annual bonus until the date or dates selected by the participant. Participants may defer up to 50% of annual base salary and/or 100% of commissions and bonuses. Participants make a deferral election prior to the year in which the compensation is earned that may not be terminated or changed during the year for which it was made. We make a contribution to the participant’s account if his/her annual base salary before the deferral is greater than the compensation limit for 401(k) plans. The contribution is equal to the lesser of (i) 50% of the deferred compensation credited to the participant’s account for the year and (ii) 3% of the participant’s salary in excess of the eligible 401(k) compensation limit for the year. Participants are 100% vested in the value of their accounts. Participants may select their desired benchmark investment fund(s) in which their accounts are deemed to be invested and may change their investment elections at any time, with such change effective from the next business day. The amount of investment gain or loss that is credited to the participant’s account depends on the participant’s investment election. Currently, we are utilizing the investment funds, except the Lifestyle Funds, available under variable life insurance policies insured by John Hancock Life as the benchmark investment funds. For the 2007 fiscal year, the investment return credited to the accounts of Messrs. Rivet, Meyer and McCoy were 2.35%, 8.69% and 4.24%, based on their investment elections for their accounts.

The deferral accounts are distributed following a participant’s termination of employment with us unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). At the time a participant makes his/her deferral election, he/she may elect a different form of distribution for such year’s deferred compensation. The participant may elect a single lump sum distribution or annual installment distributions over three to ten years. The default form of distribution is a single lump sum. A participant may change the form of distribution election, subject to the terms of the DIA.

A participant may elect to withdraw all or part of his/her account while employed by us, subject to the terms of the DIA. The in-service withdrawal date must be at least two years after the plan year in which the election was made. An in-service withdrawal date may be changed, subject to the terms under the DIA. An unscheduled payment may also be made, subject to the terms of the DIA.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Officers as of December 29, 2007.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
Hector de J. Ruiz							16,667	(2)	$122,002
							16,666	(3)	$121,995
							12,500	(4)	$91,500
							12,500	(5)	$91,500
							12,500	(5)	$91,500
							12,500	(5)	$91,500
							100,000	(6)	$732,000
										147,000	(7)	$1,076,040
										200,000	(9)	$1,464,000
										210,000	(8)	$1,537,200
	500,000		0		$17.07	1/24/2010
	125,000		0		$26.90	4/25/2011
	125,000		0		$21.08	7/19/2011
	62,500		0		$14.15	11/26/2011
	300,000		0		$16.05	1/31/2012
	200,000		0		$16.05	1/31/2012
	600,000		0		$16.05	1/31/2012
	125,000		0		$15.20	10/31/2013
	75,199		0		$14.64	2/2/2014
	29,164		0		$14.22	4/30/2011
	14,582		0		$11.33	7/28/2011
	19,443		0		$11.33	7/28/2011
	125,000		0		$15.50	10/25/2011
	125,000		0		$16.66	2/3/2012
	111,111		13,889	(11)	$14.16	4/28/2012
	111,111		13,889	(11)	$20.10	7/27/2012
	26,389		23,611	(12)	$33.95	5/4/2013
	26,389		23,611	(12)	$17.81	7/25/2013
	26,388		23,612	(12)	$20.32	10/24/2013
	26,388		23,612	(12)	$14.83	2/15/2014
	0		62,500	(13)	$15.40	5/15/2014
	0		62,500	(13)	$11.95	8/15/2014
	0		62,500	(13)	$12.70	11/15/2014
	500,000	(20)	0		$17.07	1/24/2010
	1,000,000	(20)	0		$17.07	1/24/2010
	100,000	(20)	0		$16.05	1/31/2012

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Robert J. Rivet						4,688	(4)	$34,316
						4,688	(5)	$34,316
						4,688	(5)	$34,316
						4,688	(5)	$34,316
						40,000	(6)	$292,800
									42,000	(7)	$307,440
									60,000	(8)	$439,200
									50,000	(9)	$366,000
									6,901	(10)	$50,515
	175,000	0		$23.25	10/2/2010
	25,000	0		$26.90	4/25/2011
	25,000	0		$21.08	7/19/2011
	25,000	0		$12.40	11/8/2011
	25,000	0		$14.15	11/26/2011
	150,000	0		$10.26	10/25/2011
	25,000	0		$11.69	4/24/2012
	25,000	0		$8.46	7/24/2012
	25,000	0		$5.92	10/24/2012
	25,000	0		$5.92	10/24/2012
	31,250	0		$7.36	5/1/2013
	31,250	0		$7.16	8/1/2013
	31,250	0		$15.20	10/31/2013
	31,250	0		$14.64	2/2/2014
	31,250	0		$14.22	4/30/2011
	31,250	0		$11.33	7/28/2011
	31,250	0		$15.50	10/25/2011
	31,250	0		$16.66	2/3/2012
	26,666	3,334	(11)	$14.16	4/28/2012
	26,666	3,334	(11)	$20.10	7/27/2012
	9,895	8,855	(12)	$33.95	5/4/2013
	9,895	8,855	(12)	$17.81	7/25/2013
	9,895	8,855	(12)	$20.32	10/24/2013
	9,895	8,855	(12)	$14.83	2/15/2014
	0	25,000	(13)	$15.40	5/15/2014
	0	25,000	(13)	$11.95	8/15/2014
	0	25,000	(13)	$12.70	11/15/2014

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Derrick R. Meyer						5,000	(2)	$36,600
						5,000	(3)	$36,600
						7,813	(4)	$57,191
						7,813	(5)	$57,191
						7,813	(5)	$57,191
						7,813	(5)	$57,191
						80,000	(6)	$585,600
									42,000	(7)	$307,440
									100,000	(9)	$732,000
									80,000	(8)	$585,600
									7,801	(10)	$57,103
	2,600	0		$11.69	3/26/2008
	7,500	0		$13.57	12/15/2009
	50,000	0		$42.25	4/27/2010
	25,000	0		$32.10	8/16/2010
	25,000	0		$26.90	4/25/2011
	25,000	0		$21.08	7/13/2011
	15,000	0		$12.40	11/8/2011
	25,000	0		$14.15	11/26/2011
	9,000	0		$11.69	4/24/2012
	37,500	0		$15.20	10/31/2013
	37,500	0		$14.64	2/2/2014
	37,500	0		$14.22	4/30/2011
	16,500	0		$11.33	7/28/2011
	37,500	0		$15.50	10/25/2011
	37,500	0		$16.66	2/3/2012
	33,333	4,167	(11)	$14.16	4/28/2012
	33,333	4,167	(11)	$20.10	7/27/2012
	9,895	8,855	(12)	$33.95	5/4/2013
	9,895	8,855	(12)	$17.81	7/25/2013
	9,895	8,855	(12)	$20.32	10/24/2013
	9,895	8,855	(12)	$14.83	2/15/2014
	0	50,000	(13)	$15.40	5/15/2014
	0	50,000	(13)	$11.95	8/15/2014
	0	50,000	(13)	$12.70	11/15/2014

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Thomas M. McCoy						4,000	(2)	$29,280
						4,000	(3)	$29,280
						3,750	(4)	$27,450
						3,750	(5)	$27,450
						3,750	(5)	$27,450
						3,750	(5)	$27,450
						24,000	(6)	$175,680
									28,000	(7)	$204,960
									40,000	(8)	$292,800
									50,000	(9)	$366,000
	150,000	0		$41.00	4/26/2010
	75,000	0		$32.10	8/16/2010
	6,250	0		$26.90	4/25/2011
	6,250	0		$21.08	7/19/2011
	6,250	0		$14.15	11/26/2011
	31,250	0		$15.20	10/31/2013
	31,250	0		$14.64	2/2/2014
	31,250	0		$14.22	4/30/2011
	3,472	0		$11.33	7/28/2011
	31,250	0		$15.50	10/25/2011
	31,250	0		$16.66	2/3/2012
	26,666	3,334	(11)	$14.16	4/28/2012
	26,666	3,334	(11)	$20.10	7/27/2012
	7,916	7,084	(12)	$33.95	5/4/2013
	7,916	7,084	(12)	$17.81	7/25/2013
	7,915	7,085	(12)	$20.32	10/24/2013
	7,915	7,085	(12)	$14.83	2/15/2014
	0	15,000	(13)	$15.40	5/15/2014
	0	15,000	(13)	$11.95	8/15/2014
	0	15,000	(13)	$12.70	11/15/2014

Mario A. Rivas						625	(4)	$4,575
						625	(5)	$4,575
						625	(5)	$4,575
						15,000	(16)	$109,800
						625	(5)	$4,575
						5,000	(6)	$36,600
									50,000	(9)	$366,000
	24,500	10,500	(14)	$23.11	10/10/2012
	1,319	1,181	(12)	$33.95	5/4/2013
	1,319	1,181	(12)	$18.06	7/27/2013
	1,319	1,181	(12)	$20.83	10/25/2013
	20,831	41,669	(15)	$21.34	12/5/2013
	1,319	1,181	(12)	$14.83	2/15/2014
	0	3,125	(13)	$15.40	5/15/2014
	0	3,125	(13)	$11.95	8/15/2014
	0	3,125	(13)	$12.70	11/15/2014

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
David E. Orton										50,000	(9)	$366,000
							30,000	(17)	$219,600
	0	18,750	(13)		$15.40	5/15/2014
	336,062	0			$7.26	7/9/2009
	194,918	44,982	(18)		$19.28	7/6/2011
	95,960	95,960	(19)		$14.63	10/31/2012

(1)	The dollar value of these awards are calculated by multiplying the number of shares or units by $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(2)	This award vests 33 1/3% on each anniversary from grant date.
(3)	This award vested 33 1/3% on 8/9/2006 then vests 6.6667% quarterly for the next 10 quarters.
(4)	This award vested 25% on 5/22/2007 then vests 6.25% quarterly for the next 12 quarters.
(5)	This award vested 25% on 5/09/2007 then vests 6.25% quarterly for the next 12 quarters.
(6)	This award vests 33 1/3% on 8/9/2008 then vests 33 1/3% annually for the next two years.
(7)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2005 – 2007 cycle.
(8)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2006 – 2008 cycle
(9)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2007 – 2009 cycle.
(10)	This award vested 33.3% on 8/15/2007 then vests 33.3% on 8/15/2008, based on performance, and 33.4% on 8/15/2009.
(11)	This award vested 33 1/3% on 4/28/2006 then vests monthly through 4/28/08.
(12)	This award vested 33 1/3% on 5/4/2007 then vests 2.7779% monthly for the next two years.
(13)	This award vests 33 1/3% on 5/15/2008 then vests 8.33% quarterly for the next two years.
(14)	This option vested 40% on 9/26/2006 and 10,500 on 9/26/2007, then vests 7,000 on 9/26/2008 and 3,500 on 9/26/2009.
(15)	This option vested 33 1/3% on 12/5/2007 then vests 8.33% quarterly for the next two years.
(16)	This award vested 40% on 11/09/2007 then vests 5% quarterly for the next twelve quarters.
(17)	This award vests 33 1/2% on 8/9/2008 then 33 1/3% annually for the next two years.
(18)	This option vested 25% on 6/30/2005 then vests quarterly through 6/30/2007, then 25% on 6/30/08.
(19)	This represents a stock-settled stock appreciation right which vested 25% on 10/31/2006 then quarterly through 10/31/2008 then 25% on 10/31/2009.
(20)	These options are held by Ruiz Ventures L.P.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table shows all plan-based awards granted to the Officers in fiscal 2007. The non-equity incentive plan awards identified below are the threshold, target and maximum amounts under the Annual Incentive Plan that could have been earned for 2007. No amounts were actually paid for 2007. For additional information regarding plan-based awards granted to Officers, see the “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Hector de J. Ruiz		$422,000	$1,686,000	$5,058,000
	2/15/2007				25,000	100,000	200,000					$0	$2,966,000
	2/15/2007									50,000	(3)	$14.83	$297,500
	2/15/2007							20,000	(4)			$0	$296,600
	5/15/2007									62,500	(5)	$15.40	$383,125
	5/15/2007							100,000	(6)			$0	$1,540,000
	8/15/2007									62,500	(5)	$11.95	$338,125
	11/15/2007									62,500	(5)	$12.70	$336,250

Robert J. Rivet		$150,000	$599,000	$1,797,000
	2/15/2007				6,250	25,000	50,000					$0	$741,500
	2/15/2007									18,750	(3)	$14.83	$111,563
	2/15/2007							7,500	(4)			$0	$111,225
	5/15/2007									25,000	(5)	$15.40	$153,250
	5/15/2007							40,000	(6)			$0	$616,000
	8/15/2007							10,350	(7)			$0	$123,683
	8/15/2007									25,000	(5)	$11.95	$132,250
	11/15/2007									25,000	(5)	$12.70	$134,500

Derrick R. Meyer		$258,000	$1,030,000	$3,090,000
	2/15/2007				10,000	40,000	80,000					$0	$1,186,400
	2/15/2007									18,750	(3)	$14.83	$111,563
	2/15/2007							12,500	(4)			$0	$185,375
	5/15/2007									50,000	(5)	$15.40	$306,500
	5/15/2007							80,000	(6)			$0	$1,232,000
	8/15/2007							11,700	(7)			$0	$139,815
	8/15/2007									50,000	(5)	$11.95	$270,500
	11/15/2007									50,000	(5)	$12.70	$269,000

Thomas M. McCoy		$136,000	$544,000	$1,632,000
	2/15/2007				6,250	25,000	50,000					$0	$741,500
	2/15/2007									15,000	(3)	$14.83	$89,250
	2/15/2007							6,000	(4)			$0	$88,980
	5/15/2007									15,000	(5)	$15.40	$91,950
	5/15/2007							24,000	(6)			$0	$378,840
	8/15/2007									15,000	(5)	$11.95	$81,150
	11/15/2007									15,000	(5)	$12.70	$80,700

Mario A. Rivas		$125,000	$500,000	$1,500,000
	2/15/2007				6,250	25,000	50,000					$0	$741,500
	2/15/2007									2,500	(3)	$14.83	$14,875
	2/15/2007							1,000	(4)			$0	$14,830
	5/15/2007									3,125	(5)	$15.40	$19,156
	5/15/2007							5,000	(6)			$0	$77,000
	8/15/2007									3,125	(5)	$11.95	$16,906
	11/15/2007									3,125	(5)	$12.70	$16,813

David E. Orton
	2/15/2007				6,250	25,000	50,000					$0	$741,500
	5/15/2007							30,000	(6)			$0	$462,000
	5/15/2007									18,750	(5)	$15,140	$114,938

(1)	Vesting, restrictions and expiration as provided for by Long-Term Incentive Plan provisions—2007-2009 cycle. The amount in the “Maximum” column was granted.
(2)	The value of the stock award is based on the fair value per share as of the grant date of the award (determined pursuant to SFAS 123R) multiplied by the number of shares. Where a threshold, target and maximum award is reported, the fair value per share is multiplied by the maximum number of shares that could be earned. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2007. The option exercise price has not been deducted from the amounts in column (l). Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or a stock option is exercised.
(3)	This option vested 33 1/3% on 5/4/2007 then vests 2.7779% monthly for the next two years.
(4)	This award vested 25% on 5/9/2007 then vests 6.25% quarterly for the next 12 quarters.
(5)	This option vests 33 1/3% on 5/15/2008 then 8.33% quarterly for the next two years.
(6)	This award vests 33 1/3% on 8/9/2008 then 33 1/3% annually for the next two years.
(7)	This award vested 33.3% on 8/15/2007, then vests 33.3% on 8/15/2008, based on performance and 33.4% on 8/15/2009.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Officers during fiscal 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Hector de J. Ruiz	0	$0	123,001	$1,746,293
Robert J. Rivet	0	$0	39,897	$558,324
Derrick R. Meyer	0	$0	69,647	$981,797
Thomas M. McCoy	868	$7,460	28,200	$396,367
Mario A. Rivas	0	$0	11,500	$143,930
David E. Orton	0	$0	0	0

(1)	Value is the difference between the option exercise price and the market price of the underlying shares at exercise multiplied by the number of shares covered by the exercised option.
(2)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares.

Retirement Benefit Arrangements

The following table shows the pension benefits for Dr. Ruiz and Mr. Rivet. The material terms of their arrangements are described below. There are no retirement arrangements for the other Officers.

2007 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Hector de J. Ruiz	Ruiz Plan	7.9	$3,474,602	$0
Robert J. Rivet	Rivet Plan	7.2	$7,709,452	$0

Replacement Retirement Benefit Arrangement For Dr. Ruiz

The amount of the annual retirement benefit for Dr. Ruiz is calculated as follows: (1) the average of the three highest annual base salaries for the last 10 years of the period beginning April 26, 2002 and ending on the date of retirement (for purposes of this formula, however, annual base salary cannot exceed $1,000,000 annually compounded by three percent from January 1, 2002); (2) that average is then multiplied by the product of four percent and Dr. Ruiz’ number of full years of service with us (not to exceed 10 years of service); (3) the resulting product is then reduced by any other defined benefit plan benefits he will receive (currently, we do not maintain any defined benefit retirement plan), but not for Social Security payments. Dr. Ruiz has elected to have his annual retirement benefit paid in a single lump sum payment.

Replacement Retirement Benefit Arrangement for Mr. Rivet

To replace certain retirement benefits that Mr. Rivet forfeited when he joined us, we agreed to pay Mr. Rivet a lump sum payment on the earliest of the following: (1) age 55; (2) termination of employment following a change in control; (3) becoming disabled; and (4) our termination of Mr. Rivet’s employment without cause after age 54.

Mr. Rivet’s lump sum payment will be determined by discounting to present value on the date of determination a stream of lifetime payments equal to no more than 70 % of his base salary then in effect, and then deducting from that present value the value of certain other retirement payments from us and his former employer. If Mr. Rivet becomes permanently and totally disabled prior to age 55, he will receive such benefits but we will deduct the present value of any payments he will receive after age 55 under our executive long-term disability policy. Mr. Rivet will also receive a supplemental payment to cover federal income and Medicare taxes and any state income taxes due as a result of the lump sum payment.

Employment Agreements

Dr. Ruiz’ Employment Agreement. We entered into an employment agreement with Dr. Ruiz pursuant to which he became the Company’s President and Chief Executive Officer on April 26, 2002. The agreement was amended and restated on December 12, 2007. The primary purpose of the amendment was to ensure that certain payments to be made under the employment agreement will be exempt from or comply with the requirements of Section 409A of the Code so that Dr. Ruiz does not incur any additional income taxes under that provision. The agreement gave Dr. Ruiz the opportunity to elect to have his annual retirement benefit paid in a single lump sum payment, as long as Dr. Ruiz made the election on or before December 31, 2007. Dr. Ruiz elected the single lump sum payment. In the case of certain terminations following a change of control, for purposes of his retirement benefit, we may be required to credit Dr. Ruiz with an additional two years of service.

The employment agreement provides for Dr. Ruiz’ tenure as Chief Executive Officer through April 25, 2007, subject to automatic renewal for one-year periods unless we notify Dr. Ruiz that we will not renew (notice of non-renewal). The agreement provides for an annual base salary of $1,124,000 subject to increases at the discretion of the Compensation Committee.

Dr. Ruiz is eligible to receive a target annual incentive bonus equal to 150 percent of his annual base salary, with a maximum annual incentive bonus opportunity not to exceed 450 percent of Dr. Ruiz’ annual base salary. This bonus is paid only upon Dr. Ruiz’ achievement of certain identified performance goals established by the Compensation Committee. Dr. Ruiz is also eligible to receive discretionary bonuses, in amounts determined by the Compensation Committee. Dr. Ruiz was not paid an annual bonus for 2007.

Dr. Ruiz is also eligible to participate in our LTIP. Under the LTIP, Dr. Ruiz is eligible for an annual target LTIP incentive opportunity of 200 percent of his annual base salary and a maximum LTIP incentive opportunity not to exceed 400 percent of his annual base salary. For the three-year cycle ended December 29, 2007, Dr. Ruiz was vested in 116,498 shares of stock underlying the performance-based RSUs granted pursuant to the LTIP.

Dr. Ruiz continued to be eligible for our long-term incentive plans in effect for the three-year award cycles ending 2004, 2005 and 2006 (Former LTIP). Under the Former LTIP, twenty-five percent (or such lower percentage as may be determined by the Compensation Committee) of any payment to Dr. Ruiz is paid in restricted stock issued under our 2004 Equity Incentive Plan. Dr. Ruiz was paid in cash $1,650,000 for the Former LTIP award cycle that ended December 31, 2006.

The aggregate of all cash bonus payments and all LTIP payments in cash and stock to Dr. Ruiz is capped at the highest of $10 million per year, such other limit as may be specified in the 2006 Executive Incentive Plan (the “Executive Incentive Plan”) or the amount deductible by us for federal tax purposes, with any excess carried over for three years or until such time as the $10 million bonus payment limitation under our Executive Incentive Plan is increased (the Carryover Bonus). Dr. Ruiz is eligible to participate in our other benefit plans. Dr. Ruiz is also entitled to out-of-pocket reimbursement of up to $25,000 annually for financial planning, tax planning, estate planning, and tax return preparation. Dr Ruiz received an automobile allowance through April 2007, which was discontinued beginning in May 2007.

Dr. Ruiz will be reimbursed by us in the event that any income taxes are payable to the State of California in connection with income attributable to payments or benefits under his employment agreement and the exercise of any stock option granted by us along with any federal and state income taxes payable with respect to this reimbursement (the California Tax Reimbursement). Total payments made will not exceed $400,000 per year (or $800,000 per year in the case of termination without cause or constructive termination). No tax reimbursements have been made to date.

Under Dr. Ruiz’ original employment agreement, we granted Dr. Ruiz options for 1,200,000 shares with an exercise price of $16.05 per share, the fair market value of our common stock on the date of grant in 2002. These options have vested. Options granted under the original agreement are referred to in this proxy statement as Prior Options. The Prior Options may be exercised after termination of employment for a period of: (i) five years in the case of a termination for death or disability, retirement, or termination without cause or constructive termination on or following a change in control; and (ii) two years in the case of a constructive termination or a termination without cause prior to a change in control. Dr. Ruiz is eligible for the grant of additional equity compensation awards at a level no less than other executives receive.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) prior to a change in control, Dr. Ruiz will receive his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP through the date of termination and an amount equal to two times his annual base salary plus the sum of his highest (i) annual bonus, (ii) discretionary bonus, and (iii) LTIP payments paid for any of the last three years, provided that payment of such bonuses and LTIP incentive payments will not exceed the highest of $10 million, such other limit as may be specified in the Executive Incentive Plan or the amount deductible by us for federal tax purposes (the sum of these amounts is referred to as the Recent Annual Bonus). Dr. Ruiz will receive any Carryover Bonus. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ stock options will vest and become fully exercisable and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz is entitled to an accrued “Retirement Benefit” that is described above in the section entitled, “Replacement Retirement Benefit Arrangement For Dr. Ruiz.” Dr. Ruiz is entitled to continued indemnification for 10 years following his termination.

If we terminate Dr. Ruiz without cause (or constructively terminate Dr. Ruiz) on, within 12 months following, or to effect a change in control, Dr. Ruiz will receive payment in an amount equal to three times his annual base salary. Dr. Ruiz will also receive his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP through the date of termination. Dr. Ruiz will receive the Carryover Bonus and the Recent Annual Bonus. We will also be required to provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and become fully exercisable and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will be entitled to the accrued Retirement Benefit and will be credited for two additional years of service for purposes of calculating the accrued Retirement Benefit. Dr. Ruiz will also receive an additional payment to reimburse him for federal excise taxes (and taxes on those taxes, if any are payable).

If we do not renew Dr. Ruiz’ employment agreement with us after the end of any renewal term, generally Dr. Ruiz will receive his accrued annual base salary, pro-rated annual bonus, pro-rated LTIP through the date of termination, the Carryover Bonus and, additionally, an amount equal to two times his annual base salary. Dr. Ruiz, his spouse and any eligible dependents will be provided with health benefits for 24 months, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will be entitled to the accrued Retirement Benefit. Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event of Dr. Ruiz’ retirement, Dr. Ruiz will receive the accrued Retirement Benefit, his accrued annual base salary, pro-rated annual bonus and pro-rated LTIP through the date of termination, and the Carryover Bonus. We will provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested stock options will vest and all restrictions on any other equity awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event Dr. Ruiz’ employment is terminated due to his death or disability, Dr. Ruiz or his beneficiary will be entitled to the accrued Retirement Benefit. Dr. Ruiz or his beneficiary also will receive Dr. Ruiz’ accrued annual base salary, pro-rated annual bonus and pro-rated LTIP through the date of termination. In addition, Dr. Ruiz or his beneficiary will receive the Carryover Bonus. We will provide health benefits for the life of Dr. Ruiz and his spouse, and Dr. Ruiz will be entitled to the California Tax Reimbursement. In addition, all of Dr. Ruiz’ unvested options that would have become vested within 24 months of the date of Dr. Ruiz’ termination of employment will vest and become fully exercisable and all restrictions on any other awards will lapse and become nonforfeitable (other than the restricted stock units granted pursuant to the LTIP). Dr. Ruiz will also be entitled to continued indemnification for 10 years following his termination.

In the event Dr. Ruiz voluntarily terminates his employment with the Company, he is entitled to continued indemnification by us for 10 years, his annual base salary accrued through the date of termination, his accrued Retirement Benefit and the Carryover Bonus.

Mr. Orton’s Offer Letter Agreement. We entered into an offer letter agreement with Mr. Orton that became effective upon the closing of our acquisition of ATI (Effective Date). The offer letter agreement provided that if Mr. Orton’s employment was terminated during the first 12 months of employment from the Effective Date, Mr. Orton would have been provided with 24 months of severance (Severance Period). In the event that Mr. Orton’s employment was terminated by mutual agreement or without cause between the 13th and 24th month of employment from the Effective Date, the Severance Period would be reduced by one month for each month of service completed during this period. Mr. Orton’s severance would have included (i) base salary, (ii) corporate bonus at target, which is 100% of base compensation, and (iii) pro-rated payment of his contribution bonus for the applicable fiscal period between the Effective Date and the termination of employment, which is a payment of $412,500 on the first and second year anniversary of his employment. Mr. Orton would also have been eligible for the vesting of any ATI equity awards granted prior to the acquisition (converted into AMD equity at the closing of the acquisition of ATI) that would have vested during the applicable Severance Period. Mr. Orton would also have been eligible for medical and dental insurance continuance and outplacement assistance. Mr. Orton resigned from his position as our Executive Vice President, Visual and Media Business effective July 31, 2007.

Change in Control Arrangements

Management Continuity Agreements. We entered into management continuity agreements with each of our Officers except Dr. Ruiz and Mr. Orton, designed to encourage their continued services in the event of a change in control. For purposes of Dr. Ruiz’ employment agreement and the management continuity agreements, a change in control includes any change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. A change in control is conclusively presumed to have occurred on:

•

The acquisition by any person, other than us or any employee benefit plan of ours, of beneficial ownership of more than 20 percent of the combined voting power of our then-outstanding securities. In Dr. Ruiz’ employment agreement, the 20 percent threshold excludes securities acquired directly from us. Dr. Ruiz’ employment agreement also includes a 35 percent threshold, consummated merger or consolidation of AMD with or into any other entity (other than a merger or consolidation, which would result in the holders of our voting securities outstanding prior to the transaction holding securities that represent immediately after the transaction more than 50% of the combined voting power of the voting securities of either us or the surviving entity), an approved plan of complete liquidation of AMD or consummated sale or disposition by us of all or substantially all of our assets (other than a sale or disposition by us of all or substantially all of our assets to an entity at least 65% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of AMD immediately prior to the sale) as additional presumed change of control events;

•	A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or

•	A determination by certain members of the Board of Directors within one year after an event that such event constitutes a change in control.

The management continuity agreements provide that, if within two years after a change in control the Officer’s employment is terminated by us or the Officer is constructively discharged, he will receive:

•	A severance benefit equal to three times the sum of his rate of annual base compensation plus the average of his two highest bonuses in the last five years;

•	Payment of his accrued bonus;

•	Twelve months’ continuation of health and welfare comparable to those in effect on the date of termination and other incidental benefits;

•	Payment of any income taxes due as a result of the payment by us for health and welfare benefits to the Officer; and

•	Full and immediate vesting of all unvested equity awards.

In addition, for Mr. Rivet, if a change in control occurs, he will receive a lump sum payment of his retirement benefit, see page 48.

Payments under Long-Term Incentive Plan. Under our 2005 Long-Term Incentive Plan, a pro-rated performance adjusted payment is paid to Officers upon termination at the discretion of the Compensation Committee.

Vesting of Stock Options. All stock options granted and restricted stock awarded under our equity incentive plans become fully vested upon termination of employment (other than for misconduct) or constructive termination within one year following a change in control, as defined in the plans.

The following table quantifies the amount that would be payable to Officers (except for Dr. Ruiz and Mr. Orton) assuming the termination of employment without cause or with good reason occurred within 24 months of a change in control. The amounts shown assume that the termination was effective as of December 29,

2007, and includes amounts earned through that time and are estimates of the amounts, which would be paid out to the Officers upon their termination. The actual amounts to be paid out can only be determined at the time of the Officer’s separation from us after the occurrence of a change in control.

Benefits and Payments Upon Termination Without Cause or With Good Reason within 24 months after a Change in Control	Robert J. Rivet		Derrick R. Meyer	Thomas M. McCoy	Mario A. Rivas
Compensation:
Severance	$4,242,938		$5,422,782	$3,730,500	$1,836,660
Pro-Rata Annual Bonus	—		—	—	—
Pro-Rata LTIP Bonus	$1,112,640		$1,625,040	$863,760	$366,000
Stock Options—Unvested and Accelerated(1)	—		—	—	—
Restricted Stock Units—Unvested and Accelerated(2)	$539,118		$944,646	$344,040	$164,700

Benefits and Perquisites:
Retirement Benefit(3)	$10,980,604	(3)	—	—	—
Medical Benefit	$25,868		$27,311	$29,219	$10,130
Financial Planning	$4,000		$4,000	$4,000	$4,000
Excise Tax Gross-Up(4)	$7,033,180		—	—	$848,755

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(2)	The value of the unvested and accelerated restricted stock units is $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(3)	Mr. Rivet will receive a lump sum payment of $10,980,604 on the earlier of the following: (1) age 55; (2) termination of employment following a change in control; (3) becoming disabled; (4) our termination of Mr. Rivet’s employment without cause after age 54. See “Replacement Retirement Benefit Arrangement for Mr. Rivet” on page 48.
(4)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2007, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45% and no state income tax rate except for Mr. McCoy, which state income tax rate is assumed to be the California income tax rate of 10.3%; (iii) Section 280G "base amount" was determined based on average W-2 compensation for the period from 2002-2006 (or the period of the executive's employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

We do not currently have employment agreements with any of our Officers other than Dr. Ruiz. We entered into an offer letter agreement with Mr. Orton that became effective upon our acquisition of ATI in October 2006. Mr. Orton resigned from his position as our Executive Vice President, Visual Media Business effective July 31, 2007. Dr. Ruiz’ employment agreement and Mr. Orton’s offer letter agreement are discussed above in the section entitled, “Employment Agreements,” beginning on page 48. Table 1, below, reflects the amount of compensation and benefits payable to Dr. Ruiz under his employment agreement in the event of (i) voluntary termination, (ii) for cause termination, (iii) retirement, (iv) non-renewal of his Employment Agreement, (v) termination without cause or with good reason (without a change in control), (vi) termination without cause or with good reason within 12 months after a change of control and (vii) in the event of Dr. Ruiz’ disability or death. The amounts shown assume that the termination was effective as of December 29, 2007, and includes amounts earned through that time and are estimates of the amounts which would be paid out to Dr. Ruiz upon his termination. The actual amounts to be paid out can only be determined at the time of Dr. Ruiz’ separation from AMD. Table 2, below, reflects the amount of compensation and benefits that would have been payable to Mr. Orton under his letter agreement as of December 29, 2007 in the event of (i) termination without cause following a change in control, (ii) termination without cause (without a change in control) and (iii) termination by mutual agreement.

TABLE 1: Hector de J. Ruiz

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Retirement		Non-Renewal of Employment Agreement	Termination Without Cause or With Good Reason without Change In Control	Termination Without Cause or With Good Reason within 12 months after a Change in Control		Death	Disability
Compensation:
Severance	$—	$—	$—		$2,248,000	$8,874,500	$9,998,500		$—	$—
Pro-Rata Annual Bonus	—	—	—		—	—	—		—	—
Pro-Rata LTIP Bonus	—	—	$1,294,420		$1,294,420	$1,294,420	$1,294,420		$1,294,420	$1,294,420
Stock Options—Unvested and Accelerated(1)	—	—	—		—	—	—		—	—
Restricted Stock Units—Unvested and Accelerated(2)	—	—	$1,342,000		$1,342,000	$1,342,000	$1,342,000		$1,342,000	$1,342,000

Benefits and Perquisites:
Retirement Benefit	$3,016,749	—	$3,016,749		$3,016,749	$3,016,749	$3,878,677		$3,016,749	$3,016,749
Medical Benefit	—	—	$476,534	(3)	$86,395	$86,395	$476,534		$240,305	$476,534	(4)
Excise Tax Gross-Up	—	—	—		—	—	$5,162,740	(5)(6)	—	—

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(2)	The value of the unvested and accelerated restricted stock units is $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(3)	Amount is calculated assuming that Dr. Ruiz retired as of December 29, 2007, with the consent of the Board.
(4)	Amount is calculated based on current active coverage costs for Dr. Ruiz and his spouse.
(5)	Calculation assumes that the extension of stock option exercisability is a payment and includes the pro-rata LTIP bonus.
(6)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Internal Revenue Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of December 2007, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45% and no state income tax rate; (iii) the performance-based RSUs held by Dr. Ruiz were accelerated on a pro-rata basis and assuming achievement of performance objectives at “Target” level; (iv) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2002-2006; and (v) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

TABLE 2: David E. Orton

Executive Benefits and Payments Upon Termination	Termination without Cause Following a Change in Control	Termination without Cause without a Change in Control	Mutual Agreement
Compensation:
Severance	$2,016,667	$2,016,667	$2,016,667
Pro-Rata Annual Bonus LTIP	$366,000	—	—
Stock Options—Unvested and Accelerated(1)	—	—	—
Restricted Stock Units—Unvested and Accelerated(2)	$219,600	—	—

Benefits and Perquisites:
Medical Benefit	$29,972	$29,972	$29,972
Outplacement	$30,000	$30,000	$30,000

(1)	The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.
(2)	The value of the unvested and accelerated restricted stock units is $7.32 per share, the last reported sales price of our common stock on December 28, 2007, the last trading day of fiscal 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, the Audit Committee applies our Worldwide Standards of Business Conduct, which provides that directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Principles of Corporate Governance requires a director to promptly disclose to the Chairman of the Board any conflict of interest involving the director.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

The Audit Committee meets with Ernst & Young LLP several times a year. The Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services. Among other things, the Audit Committee examines the effect that the performance of non-audit services may have upon the independence of the registered public accounting firm. All audit-related services, tax and other services were pre-approved by the Audit Committee after review of each of the services proposed for approval.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees

Audit Fees.    Audit fees of Ernst & Young LLP during the 2007 and 2006 fiscal years were associated with our annual financial statement audit and audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act, quarterly reports filed with the SEC, statutory audits required internationally and other regulatory filings. Audit fees for 2007 also included advisory services related to our debt transactions. Audit fees for 2007 and 2006 were $5.1 million and $4.5 million.

Audit-Related Fees.    Audit-related fees for services of Ernst & Young LLP during the 2007 and 2006 fiscal years included accounting advice, audits of our employee benefit plans and separate audits of subsidiaries and affiliated entities not required by statute or regulation. Audit-related fees in 2006 included due diligence services in connection with the acquisition of ATI. Audit-related fees for 2007 and 2006 were $126,000 and $2.6 million.

Tax Fees.    Tax fees during 2007 and 2006 included fees for tax compliance and tax advisory and planning services. Tax fees in 2007 included U.S. and Canadian tax integration advisory services. Tax fees in 2006 included tax integration planning fees rendered in connection with our acquisition of ATI. Tax fees for 2007 and 2006 were $1.2 million and $2.2 million, of which $535,000 and $791,000 were for tax compliance services.

All Other Fees.    All other fees in 2007 were $110,000 and were principally related to providing access to work papers and assistance with document discovery matters. There were no other fees paid to Ernst & Young LLP for 2006.

The Audit Committee approves the services to be provided by Ernst & Young LLP before those services are provided. All of the services provided in 2007 were pre-approved.

Your Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the current year. Unless you indicate otherwise, your proxy will vote “FOR” ratification.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 29, 2007, may be accessed by following the directions contained in the Notice, which was mailed to our stockholders on or about March 19, 2008. The Notice also contains instructions on how you can receive a paper copy of these materials. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., 5204 E. Ben White Blvd., M/S 562, Austin, Texas 78741 or by email to Corporate.Secretary@amd.com.

AMD, the AMD arrow logo and combinations thereof, and ATI and the ATI logo are either registered trademarks or trademarks of Advanced Micro Devices, Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

AMD Smarter Choice

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If you would like to reduce the costs incurred by Advanced Micro Devices, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advanced Micro Devices, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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ADVANCED MICRO DEVICES, INC.

The following are the proposals to be voted on at the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of the following Nominees to the Board of Directors:

For Against Abstain

1a) Hector de J. Ruiz 1b) W. Michael Barnes 1c) John E. Caldwell 1d) Bruce L. Claflin 1e) Frank M. Clegg 1f) H. Paulett Eberhart 1g) Derrick R. Meyer

1h) Robert B. Palmer

1i) Morton L. Topfer

For Against Abstain

Vote on Proposal

For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as AMD’s independent registered public accounting firm.

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors and FOR ratification of the appointment of the Company’s independent registered public accounting firm.

Please sign exactly as the name or names appear(s) in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executor, administrators and trustees so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

AMD Smarter Choice

One AMD Place P.O. Box 3453 Sunnyvale, CA 94088 (408) 749-4000

You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 9:00 a.m., CDT, on Thursday, May 8, 2008, at the Lakeway Resort and Spa, 101 Lakeway Drive, Austin, Texas.

Regardless of whether or not you plan to attend the meeting, it is important that the shares be voted. Accordingly, we ask that you either vote by Internet or by telephone or sign and return your proxy card as soon as possible in the envelope provided.

Remember: If shares are held by your broker in “street name,” you must bring a letter from your broker showing that you were the direct or indirect (“beneficial”) owner of the shares on March 10, 2008 to attend the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10K are available at www.proxyvote.com.

PROXY

ADVANCED MICRO DEVICES, INC.

Annual Meeting of Stockholders - May 8, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints HECTOR DE J. RUIZ and HARRY A. WOLIN and each of them as proxies for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned in the matters set forth in the 2008 Proxy Statement related to the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Thursday, May 8, 2008, and at any adjournment(s) or postponement(s) thereof. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side and FOR the ratification of the appointment of independent registered public accounting firm and in the discretion of the proxyholders, on other matters that may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SEE REVERSE SIDE

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